UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Xcerra Corporation

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XCERRA CORPORATION

825 UNIVERSITY AVENUE

NORWOOD, MASSACHUSETTS 02062

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

December 16, 2015

The Annual Meeting of Shareholders of Xcerra Corporation (the “Company”) will be held at the Company’s offices at 825 University Avenue, Norwood, Massachusetts 02062 on December 16, 2015, beginning at 10:30 a.m., Eastern Time, for the following purposes:

1.	To elect two members of the Board of Directors to serve for three-year terms as Class II Directors.

2.	To approve an advisory vote on the compensation of the Company’s named executive officers.

3.	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for its fiscal year ending July 31, 2016.

4.	To re-approve the Company’s 2010 Stock Plan for purposes of Section 162(m) of the Internal Revenue Code.

5.	To transact such other business as may properly come before the meeting and any adjournments thereof.

The Board of Directors has fixed the close of business on October 22, 2015 as the record date for the Annual Meeting. All holders of common stock of record at that time are entitled to vote at the Annual Meeting.

By	Order of the Board of Directors
COLIN J. SAVOY, Secretary

November 4, 2015

Whether or not you expect to attend the Annual Meeting, we encourage you to read this proxy statement and submit your proxy or voting instruction as soon as possible to assure representation of your shares at the Annual Meeting. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials that you received in the mail, the section titled Information About the Annual Meeting and Voting beginning on page 1 of this proxy statement or, if you requested to receive printed proxy materials, your enclosed proxy card. If you received these proxy materials in the mail and are returning a proxy card via the enclosed envelope, no postage need be affixed if mailed in the United States.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2015 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 16, 2015: This proxy statement and Xcerra Corporation’s 2015 annual report to shareholders are available at

www.edocumentview.com/XCRA.

XCERRA CORPORATION

825 UNIVERSITY AVENUE

NORWOOD, MASSACHUSETTS 02062

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

We have made these proxy materials available to you over the Internet, or have delivered paper copies of these materials to you by mail, in connection with the solicitation by the Board of Directors (the “Board”) of Xcerra Corporation (“Xcerra,” the “Company,” “we,” “our” or “us”) of proxies for use at the 2015 Annual Meeting of Shareholders to be held on December 16, 2015 at 10:30 a.m. Eastern Time, and any adjournments thereof (the “2015 Annual Meeting”). These materials include information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission (“SEC”) and are designed to assist you in voting on the matters presented at our 2015 Annual Meeting. The proxy materials include our proxy statement for the 2015 Annual Meeting, our 2015 annual report to shareholders which includes our Annual Report on Form 10-K for the fiscal year ended July 31, 2015, and, if you received a paper copy of these materials, a proxy card or voting instruction card. If you received a Notice of Internet Availability of Proxy Materials, or Notice, please see “Notice and Access” below.

Notice and Access

In accordance with rules adopted by the SEC, we may furnish proxy materials, including this proxy statement and our 2015 annual report to shareholders, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the printed proxy materials unless they request them. Instead, the Notice, which was mailed to most of our shareholders commencing on or about November 4, 2015, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Solicitation of Proxies

Solicitation of proxies is expected to commence on November 4, 2015. We will pay the cost of this solicitation. Solicitation material will also be furnished to brokerage firms, fiduciaries and custodians to forward to their principals, and we will reimburse them for their reasonable expenses. Our directors, officers and employees may assist in the solicitation of proxies by Internet, telephone, mail and personal interview without additional compensation. We have engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements and expenses that are not expected to exceed $13,000 in the aggregate.

Proposals to be Voted Upon

Proposal 1. To elect two members of the Board to serve for three-year terms as Class II Directors.

Proposal 2. To approve an advisory vote on the compensation of our named executive officers.

Proposal 3. To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for its fiscal year ending July 31, 2016 (“fiscal 2016”).

Proposal 4. To re-approve the Xcerra 2010 Stock Plan for purposes of Section 162(m) of the Internal Revenue Code (the “Code”).

Proposal 5. To transact such other business as may properly come before the meeting and any adjournments thereof.

The Board recommends that you vote “FOR” the election of the two nominees listed in Proposal 1, each to serve for a three-year term as a Class II Director, “FOR” the advisory resolution approving the compensation of our named executive officers, “FOR” the ratification of the appointment of BDO USA, LLC as our independent registered public accounting firm for fiscal 2016 and “FOR” the proposal to re-approve our 2010 Stock Plan for the purposes of Section 162(m) of the Internal Revenue Code.

When your proxy is submitted via the Internet or by telephone or mail, your shares will be voted by the persons named as proxies in accordance with your instructions unless you revoke your proxy in advance of the 2015 Annual Meeting. You are urged to specify your voting instructions on your proxy. If you sign and return your proxy without instructions, your shares will be voted “FOR” election of each of the two nominees listed in Proposal 1 and “FOR” Proposals 2, 3, and 4, and in the discretion of the persons named as proxies as to other matters that may properly come before the 2015 Annual Meeting.

Voting Procedures

Any shareholder who owns shares of common stock of record (that is, holds its stock in its own name) may vote either in person at the 2015 Annual Meeting or by proxy. For directions to the location of the 2015 Annual Meeting, please call (781) 461-1000 and ask to speak to Investor Relations. To vote by proxy or to authorize the voting of shares, a shareholder of record may use one of the following methods:

•	Via the Internet—by following the instructions provided in the Notice, or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card;

•	Telephone Voting—by calling 1-800-652-VOTE(8683), 24 hours a day, 7 days a week, and by following the instructions on the proxy card; or

•	Mail—if you received your proxy materials by mail, by completing and returning the proxy card enclosed with those materials, signing and dating it and returning it in the provided envelope. The envelope requires no additional postage if mailed in the United States.

Authorizations submitted over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on December 15, 2015 to be represented at the 2015 Annual Meeting.

If you are a shareholder of record, whether or not you expect to be present in person at the 2015 Annual Meeting, you are requested to submit your proxy by Internet or by telephone or mail as soon as possible. The shares represented by your proxy will be voted in accordance with your instructions. If you attend the 2015 Annual Meeting in person, you may vote by ballot at the meeting. If the shares you own are held in “street name” by a bank or brokerage firm (as opposed to directly by you as a shareholder of record), your bank or brokerage firm will provide voting instructions to you that may be used to direct how your shares will be voted. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on the voting instruction form. If you want to vote in person at the 2015 Annual Meeting and you own your shares through a bank or brokerage firm, you must obtain a proxy from that party in their capacity as owner of record for your shares and bring the proxy to the 2015 Annual Meeting.

Revocation of Proxies

A proxy may be revoked at any time before its use by notice in writing received by the Secretary of the Company at Xcerra Corporation, 825 University Avenue, Norwood, Massachusetts 02062, by executing a proxy with a later date, by authorizing a new vote over the Internet or by telephone or by attending and voting at the 2015 Annual Meeting. If a shareholder executes a proxy but is present at the 2015 Annual Meeting, and the shareholder wishes to vote in person, the shareholder may do so and will revoke its proxy by voting at the 2015 Annual Meeting. Shares represented by valid proxies, received in time for use at the 2015 Annual Meeting (in accordance with the times noted above for proxies delivered via the Internet or the telephone) and not revoked at or prior to the meeting, will be voted at the meeting.

Shareholders Entitled to Vote

Our only issued and outstanding class of voting securities is our common stock, par value $0.05 per share. The Board has fixed the close of business on October 22, 2015 as the record date for the 2015 Annual Meeting. Each shareholder of record on October 22, 2015 is entitled to one vote for each share registered in such shareholder’s name. As of that date, there were 53,847,648 shares of common stock issued and outstanding. Holders of common stock do not have cumulative voting rights.

Quorum and Votes Required

The holders of a majority in interest of all shares of our outstanding common stock entitled to vote at such meeting, represented at the 2015 Annual Meeting in person or by proxy, will constitute a quorum for the transaction of business at the 2015 Annual Meeting. Shares of common stock represented in person or by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented for shareholder approval and “broker non-votes” (described below)) will be counted for purposes of determining whether a quorum is present at the 2015 Annual Meeting.

In August 2014, our Board of Directors approved an amendment to our By-laws to require that a nominee for election as a director in an uncontested election (an election where the number of nominees for election as directors is equal to or less than the number of directors to be elected) will be elected if the votes cast “FOR” such nominee’s election exceed the number of votes cast “AGAINST” the nominee’s election. In a contested election (in which the number of nominees for election as directors exceeds the number of directors to be elected at such meeting), directors are elected by a plurality of all votes cast in such election.

The election of directors at the 2015 Annual Meeting will be uncontested. As a result, each nominee for election as a director at the 2015 Annual Meeting will only be elected if the votes cast “FOR” such nominee exceed the number of votes cast “AGAINST” such nominee. As required by our corporate governance guidelines, which are available on the Investors portion of the Company’s website at http://www.xcerra.com, each incumbent director who is a nominee for election as a director at the 2015 Annual Meeting submitted to the Board of Directors an irrevocable resignation that would become effective if the votes cast “FOR” such nominee’s election do not exceed the votes cast “AGAINST” such nominee’s election and our Board of Directors determines to accept his resignation. Upon such resignation by a nominee and pursuant to the procedures set forth in the corporate governance guidelines, the Nominating and Corporate Governance Committee will evaluate the best interests of our Company and stockholders and will recommend to our Board of Directors the action to be taken with respect to the resignation. The Board of Directors will then decide whether to accept, reject, or modify the Nominating and Corporate Governance Committee’s recommendation, and the Company will publicly disclose such decision by the Board of Directors with respect to the director nominee.

An affirmative vote of at least a majority of the shares voting on each of Proposals 2, 3, and 4 is required for approval. Proposals 2 and 3 are not binding on us but will be reviewed and considered by the Board.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides to you. Under applicable stock exchange rules, if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to the proposals to be considered at the 2015 Annual Meeting which are considered to be “discretionary” matters under applicable stock exchange rules, but will not be allowed to vote your shares with respect to the proposals to be considered at the 2015 Annual Meeting which are considered to be “non-discretionary” matters under applicable stock exchange rules. The ratification of the appointment of the independent registered public accounting firm is a discretionary item. The election of directors, the advisory vote on the compensation of our named executive officers and the vote on the re-approval of our 2010 Stock Plan for purposes of Section 162(m) of the Code are non-discretionary items. Accordingly, if you do not give instructions to your bank or brokerage firm with respect to the election of directors, the advisory vote on the compensation of our named executive officers or the vote on the re-approval of our 2010 Stock Plan, your bank or brokerage firm will not be able to vote your shares on these particular matters. A “broker non-vote” occurs when your bank or brokerage firm submits a proxy for your shares (because the bank or brokerage firm has either received instructions from you on one or more proposals, but not all, or has not received instructions from you but is entitled to vote on a particular “discretionary” matter) but does not indicate a vote for a particular proposal because the bank or brokerage firm either does not have authority to vote on that proposal and has not received voting instructions from you or has chosen not to exercise its authority to vote on a “discretionary” matter. “Broker non-votes” are not counted as votes for or against Proposals 1, 2, 3, or 4 or as abstentions, nor are they counted to determine the number of votes cast for the particular proposal, and, accordingly, will have no effect on the voting for Proposals 1, 2, 3, or 4 at the 2015 Annual Meeting. “Broker non-votes” are counted for the purpose of determining a quorum for the 2015 Annual Meeting.

Shares that abstain from voting as to a particular matter will not be considered to have voted with respect to such matter and, accordingly, will have no effect on the voting for any of the matters to be voted on at the 2015 Annual Meeting.

PROPOSAL 1.

ELECTION OF DIRECTORS

Our By-laws provide for the classification of the Board into three classes, as equal in number as possible. The directors in each class serve for a three year term, with the terms of office of the respective classes expiring in successive years. The current Class II Directors are Roger W. Blethen and Roger J. Maggs, whose terms expire at the 2015 Annual Meeting. The Board has nominated Messrs. Blethen and Maggs for re-election as Class II Directors to hold office until the Annual Meeting of the Shareholders to be held in 2018. Management has no reason to believe that either of the nominees will be unable to serve. In the event that a nominee should not be available, the persons named in the proxy will vote for the other nominee and may vote for a substitute for such nominee.

Set forth below is information for each of the nominees for Class II Directors to be elected at the 2015 Annual Meeting, and for each of the Class III Directors and Class I Directors who will continue to serve until the Annual Meetings of Shareholders to be held in 2016 and 2017, respectively.

Nominees to Serve a Three-Year Term Expiring at the 2018 Annual Meeting of Shareholders (Class II Directors)

Name	Business Affiliations
Roger W. Blethen	Mr. Blethen, age 64, has been a director since 1980 and has served as Chairman of the Board since December 2008. Mr. Blethen also served as Chairman of the Board from December 2001 until our merger with Credence in August 2008. He was Chief Executive Officer of the Company from September 1996 until November 2005. Mr. Blethen was President of the Company from 1994 to 1996 and a Senior Vice President of the Company from 1985 until 1994. Mr. Blethen was a founder of the Company and served in a number of senior management positions with the Company since its formation in 1976. Mr. Blethen serves as a director for various private companies, including Diablo Technologies, Inc. and MEMSIC, Inc. Mr. Blethen also served as a director of MEMSIC, Inc. while it was a publicly traded company from 2005 until MEMSIC, Inc. consummated its merger with, among others, MZ Investment Holdings Limited, in September of 2013. As our founder and former Chief Executive Officer, we believe that Mr. Blethen’s detailed knowledge of the Company and the automatic test industry provides a critical contribution to the Board.

Roger J. Maggs	Mr. Maggs, age 69, has been a director of the Company since 1994. Mr. Maggs was a founder at Celtic House Venture Partners, a private equity investment firm, until he retired in September 2013. He has held senior positions with that firm since 1994. Mr. Maggs was a Vice President of Alcan Aluminum Limited from 1986 until 1994. Mr. Maggs currently sits on the board of directors and serves as Chairman of Sandvine, Inc., a company traded on the Toronto Stock Exchange, a position he has held since prior to its initial public offering on the London Stock Exchange. Mr. Maggs also sits on the board of Spectra7 Microsystems, a company traded on the Toronto Stock Exchange. We believe that Mr. Maggs’ expertise as the founder and active partner in a venture capital firm, and his years of service as a director for over thirty private and public companies, allows him to be a key contributor to the Board.

Directors Serving a Three-Year Term Expiring at the 2016 Annual Meeting of Shareholders (Class III Directors)

Name	Business Affiliations
Mark S. Ain	Mr. Ain, age 72, has been a director of the Company since 2001 and has served as Lead Independent Director since June 2010. Since founding Kronos Incorporated, a workforce management company in 1977, Mr. Ain has held the position of Chairman and, until 2005, Chief Executive Officer. Mr. Ain serves as a director of Kronos Incorporated, KVH Industries, Inc., and various private companies. He is also active on several professional and charitable boards. We believe that Mr. Ain’s previous experience as a chief executive officer, his service on numerous boards of directors, and his entrepreneurial and technical backgrounds allow him to be a key contributor to the Board.

Jorge L. Titinger	Mr. Titinger, age 54, was elected a director of the Company in August 2012. Mr. Titinger currently serves as President, Chief Executive Officer, and a member of the board of directors of Silicon Graphics International Corp., a position he has held since February 2012. Mr. Titinger served as President and Chief Executive Officer of Verigy Ltd. from January 2011 until October 2011, as President and Chief Operating Officer of Verigy Ltd. from July 2010 to January 2011, and as Chief Operating Officer of Verigy Ltd. from June 2008 to July 2010. Verigy Ltd. was acquired by Advantest Corporation in July 2011 and Mr. Titinger continued to serve in a transitional role following the acquisition until October 2011 as President and Chief Executive Officer of Verigy Ltd., then a subsidiary of Advantest Corporation. Prior to his service at Verigy Ltd., Mr. Titinger held executive positions at FormFactor, Inc. from November 2007 to June 2008 and KLA-Tencor Corporation from December 2002 to November 2007. Mr. Titinger holds B.S. and M.S. degrees in Electrical Engineering and an M.S. degree in Engineering Management from Stanford University. We believe that Mr. Titinger’s board and executive level experience in the automatic test equipment and semiconductor capital equipment industries allow him to be a key contributor to the Board.

Directors Serving a Three-Year Term Expiring at the 2017 Annual Meeting of Shareholders (Class I Directors)

Name	Business Affiliations
Bruce R. Wright	Mr. Wright, age 67, has served as a director of the Company since August 2008 when he was elected in connection with the merger with Credence. Since June 1999, Mr. Wright has been Senior Vice President, Finance, Chief Financial Officer and Secretary of Ultratech, Inc., a photolithography and laser thermal processing equipment company. From May 1997 to May 1999, Mr. Wright served as Executive Vice President, Finance and Chief Financial Officer of Spectrian Corporation, a radio frequency (RF) amplifier company. From November 1994 through May 1997, Mr. Wright was Senior Vice President of Finance and Administration, and Chief Financial Officer of Tencor Instruments until its acquisition by KLA Instruments Corporation in 1997, which formed KLA-Tencor Corporation, and from December 1991 through October 1994, Mr. Wright was Vice President and Chief Financial Officer of Tencor Instruments. We believe that Mr. Wright’s experience as chief financial officer of numerous technology companies allows him to be a key contributor to the Board.

Name	Business Affiliations
David G. Tacelli	Mr. Tacelli, age 56, was elected a director of the Company in November 2005 and has been Chief Executive Officer of the Company since November 2005. He has also served as President of the Company since May 2002 and served as Chief Operating Officer from May 2002 to November 2005. Prior to that, he was Executive Vice President from December 1999 to May 2002. Prior to that, Mr. Tacelli served in various management positions with the Company, including: Chief Financial Officer and Treasurer (each from December 1998 to October 2000), Vice President, Operations (from 1996 to 1998), Director of Manufacturing of the Mixed Signal Division (from 1994 to 1996), Director of Customer Service (from 1992 to 1994), Controller and Business Manager for Operations (from 1990 to 1992) and Controller for Sales and Support (from 1988 to 1990). Prior to joining the Company, Mr. Tacelli was employed by Texas Instruments for seven years in various management positions. As our Chief Executive Officer, we believe that Mr. Tacelli’s detailed knowledge of the Company provides a critical contribution to the Board.

The Board recommends that you vote “FOR” the election of each of the nominees as Class II Directors.

PROPOSAL 2.

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

We are providing our shareholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our executive officers as disclosed in this proxy statement, whom we refer to as our “named executive officers,” in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This proposal gives our shareholders the opportunity to express their view on our overall executive compensation programs and policies for the named executive officers for the fiscal year ended July 31, 2015 (“fiscal 2015”). The Board recognizes that providing shareholders with an advisory vote on executive compensation may produce useful information on investor sentiment with regard to our executive compensation programs. We currently hold an advisory vote to approve the compensation paid to our named executive officers on an annual basis. Our next advisory vote on the frequency of future executive compensation advisory votes will take place at or before the 2017 annual meeting of shareholders.

The Board has implemented an executive compensation program that is intended to reward performance based on goals established by the Board. The Board seeks to foster a performance-oriented environment by tying a significant portion of each executive officer’s compensation to our operational profitability, measured by our pro-forma earnings before interest and taxes, excluding accruals for profit sharing plans, the authorization of purchased intangible assets, and certain one-time charges, such as acquisition costs, restructuring costs, and purchase accounting charges (our “Adjusted Earnings”). The Board has determined that this Adjusted Earnings metric is important for our Company and our shareholders. The Board has designed our executive compensation program to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and increase shareholder value. Our executive compensation program contains elements of cash and equity-based compensation and is designed to align the interests of our executives with those of our shareholders.

We believe that our compensation programs are aligned with the long-term interests of our shareholders. We believe that equity awards serve to align the interests of our executives with those of our long-term shareholders by encouraging long-term performance and incentivizing our executives to increase shareholder value. As such, equity awards are a key component of our executive compensation program. In fiscal 2015, equity awards, which are all restricted stock unit (“RSU”) awards, represented between 44% and 60% of our named executive officers’ aggregate compensation.

We provide a competitive executive compensation program for our industry. The Compensation Committee of the Board, with periodic assistance from compensation consultants, annually reviews our executive compensation program to ensure that it is competitive with the companies in our industry with which we compete for executive talent. We target the median of our comparison group for our overall executive compensation levels, including base salary, provide equity grants with four-year vesting periods that highlight the importance of long-term performance and align executive officer compensation with the long-term interests of our shareholders, and provide executives with a variable cash incentive plan that only pays if we generate Adjusted Earnings, but also rewards executives for superior financial and operational performance. We believe that this level and mix of executive compensation enables us to attract and retain the executive talent necessary to meet our business objectives while appropriately aligning the interests of our executives with the interests of our shareholders.

We are committed to having strong governance standards with respect to our compensation program, procedures and practices. Our compensation programs are built upon our strong corporate governance framework, described elsewhere in this proxy statement, and demonstrated, in part, by our policies prohibiting our directors and executive officers from hedging their economic interests in our securities and from engaging in any short-term, speculative securities transactions, including purchasing securities on margin, engaging in short sales or buying or selling put or call options.

Our executive compensation program resulted in compensation for our named executive officers that reflects our financial results for fiscal 2015, which resulted in the generation of over $34.6 million in Adjusted Earnings for the Company, as discussed in more detail beginning on page 28.

The “Compensation of Executive Officers” section of this proxy statement, including “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by the Compensation Committee and the Board with respect to fiscal 2015.

The Board recommends that our shareholders approve the following non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding on the Company or the Board. The outcome of this advisory vote does not overrule any decision by the Company or the Board (or any committee thereof), create or imply any change to the fiduciary duties of the Company or the Board (or any committee thereof), or create or imply any additional fiduciary duties for the Company or the Board (or any committee thereof). However, the Compensation Committee and the Board value the opinions expressed by the shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

The Board recommends a vote FOR the advisory resolution approving the compensation of our named executive officers as described in this proxy statement.

PROPOSAL 3.

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed BDO USA, LLP as our independent registered public accounting firm to audit our financial statements for fiscal 2016. We are asking shareholders to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm. Although ratification is not required by our By-laws or otherwise, the Board is submitting the appointment of BDO USA, LLP to our shareholders for ratification as a matter of good corporate practice. If the shareholders do not ratify the appointment of BDO USA, LLP as our independent registered public accounting firm, the Audit Committee will reconsider its appointment. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in our company’s and our shareholders’ best interest.

Representatives of BDO USA, LLP are expected to be present at the 2015 Annual Meeting and will have the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions from shareholders.

The Board recommends that you vote “FOR” the appointment of BDO USA, LLP as the

Company’s independent registered public accounting firm for fiscal 2016.

PROPOSAL 4.

RE-APPROVAL OF THE 2010 STOCK PLAN FOR

PURPOSES OF SECTION 162(m) OF THE INTERNAL REVENUE CODE

In accordance with Section 162(m) of the Code, the Board is seeking re-approval of the material terms of our 2010 Stock Incentive Plan, which we refer to as the 2010 Plan, including the performance goals thereunder. Section 162(m) of the Code limits the tax deductibility of compensation in excess of $1 million paid by a publicly traded corporation in any given year to the corporation’s chief executive officer and the three most highly compensated officers (other than the chief executive officer and chief financial officer), unless the compensation qualifies as “performance-based compensation” under Section 162(m) of the Code. For compensation under the 2010 Plan to qualify as performance-based compensation under Section 162(m) of the Code, our shareholders must approve the material terms of the performance goals of the 2010 Plan at least once every five years. For purposes of Section 162(m) of the Code, the “material terms” of the 2010 Plan include (i) the individuals eligible to receive compensation, (ii) a description of the business criteria on which the performance goals are based, and (iii) the maximum amount of compensation that can be paid to an individual under a performance goal. Each of these aspects is discussed below, and shareholder approval of this Proposal 4 will constitute approval of each of these aspects of our 2010 Plan for purposes of the approval requirements of Section 162(m) of the Code beyond the current expiration of such approval this year. The 2010 Plan was last approved by our shareholders in 2010, so the 2010 Plan must be re-approved this year to preserve our ability to grant awards under the 2010 Plan that qualify as performance-based compensation under Section 162(m) of the Code. While our 2010 Plan will allow the Company to grant awards that are intended to be exempt from Section 162(m) of the Code, our Board may, in its judgment, grant awards under the 2010 Plan that are not exempt from Section 162(m) of the Code when it believes that such awards are appropriate to attract and retain executive talent and are in the best interests of our shareholders.

It is the judgment of the Board that the long-term incentive grants made under the 2010 Plan have been effective and useful in attracting, retaining and motivating officers and other key employees of the Company, as well as in encouraging them to increase their stock ownership in the Company. The Board believes that it is in our best interests to continue to maintain the 2010 Plan, and that the shareholders approve the performance goals so that the Company has the ability to maximize deductibility of awards under the 2010 Plan.

This proposal is being presented to shareholders solely to address the periodic re-approval requirements of Section 162(m) of the Code. Shareholders are not being asked to approve any increase in the number of shares available for issuance under the 2010 Plan, an extension of the term of the 2010 Plan, or any amendments to the 2010 Plan. Accordingly, the Board believes the re-approval of the 2010 Plan is in the best interests of the Company and our shareholders and recommends a vote “FOR” the re-approval of the 2010 Plan.

On November 2, 2015, the Board approved an amendment to the 2010 Plan to change the name of the plan from the LTX-Credence Corporation 2010 Stock Plan, as amended, to the Xcerra Corporation 2010 Stock Plan, as amended, and to update the reference to the shares to be issued under the 2010 Plan from LTX-Credence Corporation shares to Xcerra Corporation shares, all to reflect the change of the Company’s name and ticker symbol in May of 2014. There are no additional amendments to the 2010 Plan.

Because these amendments are not considered “material amendments” under the listing standards of the NASDAQ Stock Market (in that they do not increase the number of shares available for issuance, increase benefits to participants, expand the class of participants eligible to participate in the 2010 Plan, or expand the types of options or awards under the 2010 Plan), the amendments are not subject to shareholder approval. In other words, even if the Corporation’s shareholders do not re-approve the material terms of the performance goals under the Plan, the above amendments will remain in place.

Description of the 2010 Plan

A summary of the material features of the 2010 Plan and the federal income tax consequences of the 2010 Plan follows. Statements about the 2010 Plan are qualified by and subject to the actual provisions of the 2010 Plan, which is attached as Appendix A.

Types of Awards

The 2010 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards as described below, which we refer to collectively as Awards.

Incentive Stock Options and Nonstatutory Stock Options. Optionees receive the right to purchase a specified number of shares of our common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may not be granted at an exercise price that is less than the fair market value of our common stock on the date of grant, as determined by (or in a manner approved by) the Board. If the Board approves the grant of an option with an exercise price to be determined on a future date, the exercise price may not be less than the fair market value of our common stock on such future date. Under present law, the exercise price of incentive stock options granted to optionees holding more than 10% of the voting power of the Company may not be less than 110% of the fair market value of our common stock. Options may not be granted for a term in excess of ten years or five years in the case of an incentive stock option granted to an optionee holding more than 10% of the voting power of the Company. The 2010 Plan permits the following forms of payment of the exercise price of options: (i) payment by cash or check, (ii) subject to certain conditions, in connection with a “cashless exercise”, payment through a broker, (iii) subject to certain conditions, surrender to the Company of shares of our common stock, (iv) subject to certain conditions, in the case of nonstatutory stock options, by delivery to the Company of a notice of “net exercise”, (v) subject to certain conditions, any other lawful means, or (vi) any combination of these forms of payment. No option granted under the 2010 Plan may provide for the automatic grant of additional options upon the exercise of the original option. Options granted under the 2010 Plan may not provide for payment or accrual of dividend equivalents.

Stock Appreciation Rights. A Stock Appreciation Right, or SAR, is an award entitling the holder, upon exercise, to receive an amount of our common stock or cash or a combination thereof (such form to be determined by the Board) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of our common stock over the measurement price. SARs may not be granted with a measurement price that is less than the fair market value of our common stock on the date of grant. If the Board approves the grant of an SAR effective as of a future date, the measurement price shall not be less than the fair market value on such future date. SARs may be granted independently or in tandem with a stock option. SARs may not have a term that exceeds ten years.

Restricted Stock Awards. Restricted Stock Awards entitle participants to acquire shares of our common stock, subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the participant in the event that the conditions specified in the applicable Award are not satisfied prior to the end of the applicable restriction period established by the Board for such Award. Restricted Stock Awards that vest solely based on the passage of time (excluding Restricted Stock Awards made to non-employee directors) may not vest more rapidly than ratably over a period of three years. Restricted Stock Awards that do not vest solely based on the passage of time will have a minimum vesting period of one year. The two foregoing limitations on vesting are referred to as the minimum vesting limitations. Awards to non-employee directors, and Awards with respect to a maximum of 25% of the maximum number of authorized shares of common stock available for issuance under the 2010 Plan, are exempt from the minimum vesting limitations. In addition, the Board may, in its discretion, either at the time that a Restricted Stock Award is granted or at any time thereafter, waive its repurchase rights with respect to an Award (or waive the forfeiture thereof) or remove or modify the restrictions applicable to the Restricted Stock Award, provided that the Board may only exercise such discretion in extraordinary circumstances, including the death or disability of a participant or a merger, consolidation, sale, reorganization, recapitalization or change in control of the Company. Any dividends declared and paid by the Company with respect to shares of Restricted Stock shall be paid to the participant only if and when such shares become free from restrictions and forfeitability.

Restricted Stock Unit Awards. Restricted Stock Unit Awards entitle the participant to receive shares of our common stock, or cash equal to the fair market value of such shares, to be delivered at the time such Award vests pursuant to the terms and conditions established by the Board. Restricted Stock Unit Awards are subject to the same minimum vesting limitations (and the exemptions and exceptions thereto) as are Restricted Stock Awards. Restricted Stock Unit Awards may provide for the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of shares of our common stock.

Other Stock-Based Awards. Under the 2010 Plan, the Board has the right to grant other Awards based upon our common stock having such terms and conditions as the Board may determine, including the grant of shares based upon certain conditions, the grant of Awards that are valued in whole or in part by reference to, or otherwise based on, shares of our common stock or other property. Other Stock-Based Awards are subject to the same minimum vesting limitations (and the exemptions and exceptions thereto) as are Restricted Stock Awards.

Performance Conditions. A committee of the Board, all of the members of which are outside directors as defined in Section 162(m) of the Code, referred to as the Section 162(m) Committee, may determine, at the time of grant, that a Restricted Stock Award, Restricted Stock Unit Award or Other Stock-Based Award granted to a 2010 Plan participant will vest solely upon the achievement of specified performance criteria designed to qualify for deduction under Section 162(m) of the Code. Such Awards shall have a minimum vesting period of one year. The performance criteria for each such Award will be based on the relative or absolute attainment of one or more of the following measures established by the 162(m) committee, which may be determined pursuant to generally accepted accounting principles (GAAP) or on a non-GAAP basis: earnings, return on average equity or average assets, revenue, expenses, regulatory compliance, pre-tax or after-tax income, economic value added, net income, earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, operating profit before or after discontinued operations and/or taxes, sales, sales growth, earnings growth, cash flow or cash position, gross margins, stock price, market share, return on sales, assets, equity or investment, improvement of financial ratings, achievement of balance sheet or income statement objectives or total stockholder return. These performance measures may reflect absolute entity or business unit performance, per share performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relation to other companies comparably, similarly or otherwise situated. Such performance goals may be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, (v) fluctuation in foreign currency exchange rates, and (vi) charges for restructuring and rationalization programs. Such performance goals: (x) may vary by participant and may be different for different Awards; (y) may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works and may cover such period as may be specified by the Section 162(m) Committee; and (z) will be set by the Section 162(m) Committee within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m). Achievement of performance criteria may only be waived in the case of the death or disability of the participant or a change in control of the Company. Awards that are not intended to qualify as performance-based compensation under Section 162(m) may be based on these or such other performance measures as the Board may determine.

Transferability of Awards

Awards generally may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option or an Award that is subject to Section 409A of the Code, pursuant to a qualified domestic relations order. During the life of the participant, Awards are exercisable only by the participant.

Upon the approval of the 2010 Plan in 2010, up to 4,800,000 shares (subject to adjustment in the event of stock splits and other similar events) were eligible to be issued pursuant to awards granted under the 2010 Plan. In addition, any unissued shares of our common stock and any unused shares of our common stock as a result of termination, surrender, cancellation or forfeiture of awards under Credence System Corporation’s 2005 Stock Incentive Plan, as amended and restated, and LTX Corporation’s 2004 Stock Plan (which, together, we refer to as the Prior Plans) are available for grant under the 2010 Plan. As of July 31, 2015, 4,203,525 shares of our common stock were reserved for future issuance under the 2010 Plan, which number includes any unissued shares as a result of termination, surrender, cancellation, or for future awards under the prior plans. No awards have been made under the Prior Plans since we received shareholder approval of our 2010 Plan.

Eligibility to Receive Awards

Employees, officers, directors, consultants and advisors of the Company and its present or future parents or subsidiaries are eligible to be granted Awards under the 2010 Plan. Under present law, however, incentive stock options may only be granted to employees of the Company and its parents or subsidiaries.

The maximum number of shares with respect to which Awards may be granted to any participant under the 2010 Plan may not exceed 1,000,000 shares per fiscal year of the Company, 500,000 of which may be in the form of Options or SARs and 500,000 of which may be in the form of Restricted Stock Awards, Restricted Stock Unit Awards or other Stock-Based Awards. For purposes of this limit, the combination of an option in tandem with an SAR is treated as a single award. In connection with the commencement of a participant’s employment, such participant may be granted Awards with respect to an additional 500,000 shares per fiscal year of the Company. The aggregate maximum number of shares with respect to which Awards may be granted to non-employee directors is 20% of the maximum number of authorized shares allowed to be issued out of the 2010 Plan.

The granting of Awards under the 2010 Plan is discretionary, and the individuals who may become participants and receive Awards under the 2010 Plan, and the number of shares they may acquire, are not determinable. The Company had 2,055 employees on October 31, 2015 and five non-employee directors, all of whom are eligible to receive awards under the 2010 Plan.

Administration

The 2010 Plan is administered by the Board. The Board has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2010 Plan, and to interpret the provisions of the 2010 Plan and any Award agreements entered into under the 2010 Plan. Pursuant to the terms of the 2010 Plan, the Board may delegate authority under the 2010 Plan to one or more committees or subcommittees of the Board. The Board has authorized the Compensation Committee of the Board to administer certain aspects of the 2010 Plan, including the granting of options to executive officers and employees. All references herein to the Board shall be deemed to include the Compensation Committee and any other committee or person designated by the Board to act on its behalf under the 2010 Plan. The 2010 Plan requires that all discretionary Awards to non-employee directors will only be granted and administered by a committee, each member of which is an “independent director” as defined in Section 5605(a)(2) of the NASDAQ Marketplace Rules or any successor rules.

Subject to any applicable limitations contained in the 2010 Plan, the Board selects the participants of Awards and determines (i) the number of shares of our common stock covered by options and the dates upon which such options become exercisable, (ii) the exercise price of options (which may not be less than 100% of fair market value of our common stock), (iii) the duration of options (which may not exceed ten years), and (iv) the number of shares of our common stock subject to any SAR, Restricted Stock Award, Restricted Stock Unit Award or Other Stock-Based Awards and the terms and conditions of such Awards, including conditions for repurchase, issue price and repurchase price.

Under the 2010 Plan, unless approved by our shareholders, (i) no outstanding option or SAR granted under the 2010 Plan may be amended to provide an exercise or measurement price per share that is lower than the then-current exercise or measurement price per share of such outstanding option or SAR, (ii) the Board may not cancel any outstanding option or SAR under any of our equity incentive plans and grant in substitution therefore new Awards under the 2010 Plan covering the same or a different number of shares of our common stock and having an exercise or measurement price per share lower than the then-current exercise or measurement price per share of the cancelled option or SAR, or (iii) take any other action that would constitute a “repricing” under the NASDAQ Marketplace Rules.

The Board is required to make appropriate adjustments in connection with the 2010 Plan and any outstanding Awards to reflect stock splits, stock dividends, recapitalizations, combination of shares, reclassification of shares, spin-offs and other similar changes in capitalization or events, or any dividend or distribution to holders of our common stock other than an ordinary cash dividend. The 2010 Plan also contains provisions addressing the consequences of any Reorganization Event, which is defined as:

•	any merger or consolidation of the Company with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled;

•	any transfer or disposition of all of our common stock for cash, securities or other property pursuant to a share exchange or other transaction; or

•	any liquidation or dissolution of the Company.

In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock on such terms as the Board determines (except to the extent specifically provided otherwise in an applicable award agreement or other agreement between the Company and the participant):

•	provide that such Awards will be assumed, or substantially equivalent Awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);

•	upon written notice, provide that all unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised (to the extent then exercisable) within a specified period following the date of such notice;

•	provide that outstanding Awards will become exercisable, realizable or deliverable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon such Reorganization Event;

•	in the event of a Reorganization Event under the terms of which holders of our common stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event, referred to as the Acquisition Price, make or provide for a cash payment to an Award holder equal to (A) the Acquisition Price times to the vested portion of the participant’s Awards (to the extent the exercise price does not exceed the Acquisition Price) minus (B) the aggregate exercise, measurement or purchase price for the vested portion of the participant’s Awards and any applicable tax withholding, in exchange for the termination of such Awards;

•	provide that, in connection with a liquidation or dissolution of the Company, Awards will convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholding); or

•	any combination of the foregoing.

In taking any of the above actions, the Board is not obligated to treat all Awards, all Awards held by a participant or all Awards of the same type, identically. The 2010 Plan also contains specific provisions related to the effect a Reorganization Event will have on Restricted Stock Units that are subject to Section 409A. The 2010 Plan further provides that, upon a Reorganization Event, the repurchase and other rights of the Company with respect to outstanding Restricted Stock will inure to the benefit of the Company’s successor and will, unless the Board determines otherwise, apply to the cash, securities or other property into which the common stock converts. However, the Board may instead provide for the termination or deemed satisfaction of such repurchase or other rights in a Restricted Stock Award agreement or any other agreement between the Company and the participant, either initially or by amendment.

The 2010 Plan also contains provisions addressing the consequences of a Change in Control Event, as defined in the 2010 Plan. Upon a Change in Control Event, unless otherwise provided in an applicable Award, all of the shares shall continue to vest in accordance with the original vesting schedule under the Award, provided that if the participant’s employment or other relationship is terminated by the Company or the acquiring or succeeding corporation without Cause, as defined below, prior to the twelve-month anniversary of the Change in Control Event, any remaining unvested shares under the option or Restricted Stock Award shall become immediately exercisable in full. Cause is defined in the 2010 Plan as any (i) willful failure by the participant, which failure is not cured within 30 days of written notice to the participant from the Company, to perform his or her material responsibilities to the Company or (ii) willful misconduct by the participant which affects the business reputation of the Company.

With respect to Restricted Stock, Restricted Stock Units and Other Stock-Based Awards, the Board may at any time provide that such Awards will become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be, subject to the minimum vesting limitations described above. With respect to options and SARs, the Board may, at the time that such Award is granted or at any time thereafter, provide that the Award shall become immediately exercisable in full or in part (i) as a result of the death or disability of a participant, a merger, consolidation, sale, reorganization, recapitalization or change in control of the Company or (ii) in any other circumstance, provided that the number of options and SARs that may be accelerated, together with any Restricted Stock Awards, Restricted Stock Unit Awards or Other Stock-Based Awards that do not satisfy the minimum vesting limitations set forth above may not in the aggregate exceed 25% of the maximum number of authorized shares of common stock available for issuance under the 2010 Plan.

If any Award expires or is terminated, surrendered, canceled or forfeited, the unused shares of our common stock covered by such Award will again be available for grant under the 2010 Plan, subject, however, in the case of incentive stock options, to any limitations under the Code. Shares of our common stock tendered to the Company by a participant to purchase shares of our common stock upon exercise of an Award or to satisfy tax withholding obligations, and shares of our common stock purchased on the open market by the Company using proceeds from the exercise of an Award, will not increase the number of shares available for the grant of future awards.

Substitute Awards

In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms, as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the 2010 Plan.

Authorization of Sub-Plans

The Board may from time to time establish one or more sub-plans under the 2010 Plan (including for grants to non-U.S. employees) for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Board will establish sub-plans by adopting supplements to the 2010 Plan containing (i) any limitations on the Board’s discretion under the 2010 Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not inconsistent with the 2010 Plan as the Board deems necessary or desirable.

Amendment or Termination

No Award may be made under the 2010 Plan after December 7, 2020, but Awards previously granted may extend beyond that date. The Board may at any time amend, suspend or terminate the 2010 Plan or any portion thereof, subject to stockholder approval under any applicable legal, regulatory or listing requirement. No Award will be made that is conditioned on stockholder approval of any amendment to the 2010 Plan unless the Award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within twelve months from the date of grant and (ii) it may not be exercised or settled (or otherwise result in the issuance of common stock) prior to such stockholder approval.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to Awards granted under the 2010 Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. In addition, this summary assumes that all Awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options

A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by the Company or its corporate parent or 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Nonstatutory Stock Options

A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Stock Appreciation Rights

A participant will not have income upon the grant of an SAR. A participant generally will recognize compensation income upon the exercise of an SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards

A participant will not have income upon the grant of Restricted Stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Units

A participant will not have income upon the grant of a Restricted Stock Unit. A participant is not permitted to make a Section 83(b) election with respect to a Restricted Stock Unit Award. When the Restricted Stock Unit vests, the participant will have income on the date the stock is paid to the participant in an amount equal to the fair market value of the stock on such date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the date the stock is paid to the participant. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards

The tax consequences associated with any Other Stock-Based Award granted under the 2010 Plan will vary depending on the specific terms of such Award. Among the relevant factors are whether or not the Award has a readily ascertainable fair market value, whether or not the Award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the Award and the participant’s holding period and tax basis for the Award or underlying common stock.

Tax Consequences to the Company

There will be no tax consequences to the Company except that the Company will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

The Board recommends that you vote “FOR” the re-approval of the 2010 Stock Plan.

CERTAIN SHAREHOLDERS

The following table sets forth, as of September 30, 2015 (unless otherwise noted), the amount and percentage of our outstanding common stock beneficially owned by:

•	each person known by us to beneficially own more than 5% of our outstanding common stock;

•	each executive officer named in the Summary Compensation Table on page 39;

•	each director; and

•	all of our directors and executive officers as a group.

Beneficial ownership has been determined in accordance with the rules promulgated by the SEC. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, shares of common stock subject to options held by that person or entity that are exercisable, and shares of common stock subject to RSUs that vest, within sixty days after September 30, 2015 are deemed outstanding. These shares are not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person or entity. The address for all of our executive officers and directors is in care of Xcerra Corporation, 825 University Avenue, Norwood, Massachusetts 02062. Unless otherwise noted, each person identified possesses sole voting and investment power with respect to the shares listed, subject to community property laws where applicable. Percent of common stock outstanding is based on 54,230,385 shares of common stock outstanding as of September 30, 2015.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(4)	Percent of Common Stock
Barrow, Hanley, Mewhinney & Strauss LLC (1)	4,120,307	7.6%
Royce & Associates, LLC (2)	3,345,323	6.2%
BlackRock, Inc.(3)	3,258,239	6.0%
David G. Tacelli	659,181	1.2%
Mark J. Gallenberger	252,455	*
Mark S. Ain	94,799	*
Pascal Rondé	91,250	*
Roger W. Blethen	79,675	*
Bruce R. Wright	78,020	*
Roger J. Maggs	59,526	*
Jorge Titinger	38,687	*
All directors and executive officers as a group (8 persons)	1,353,593	2.5%

*	Less than 1%
(1)	The address for Barrow, Hanley, Mewhinney & Strauss LLC is 2200 Ross Avenue, Dallas, TX 75201. Barrow, Hanley, Mewhinney & Strauss LLC has sole voting power with respect to 2,085,430 of the shares and sole dispositive power with respect to all of the shares. Beneficial ownership is derived from a Schedule 13G/A filed on December 31, 2014.
(2)	The address for Royce & Associates, LLC is 745 Fifth Avenue, New York, NY 10151. Beneficial ownership is derived from a Schedule 13G/A filed on January 30, 2015.
(3)	The address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022. BlackRock, Inc. has sole voting power with respect to 3,121,777 of the shares and sole dispositive power with respect to all of the shares. Beneficial ownership is derived from a Schedule 13G/A filed on January 30, 2015.
(4)	Includes the following numbers of shares underlying options which are presently vested and options and RSUs that vest within 60 days after September 30, 2015: Mr. Tacelli (24,880 shares), Mr. Gallenberger (17,105 shares), Mr. Blethen (15,166 shares), Mr. Ain (16,666 shares), Mr. Wright (12,000 shares), Mr. Maggs (16,166 shares), Mr. Titinger (12,000 shares), Mr. Rondé (10,000 shares), and all directors and executive officers as a group (123,983 shares).

CORPORATE GOVERNANCE

Board Composition and Board Meetings

The Board currently consists of six directors. During fiscal 2015, the Board held a total of four meetings and took action by unanimous written consent in lieu of a meeting one time. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees on which he served held during fiscal 2015.

Board Committees

The Board has a standing Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee, each of which is discussed in more detail below. Each director that served on the standing committees during fiscal 2015 is, and was considered, an independent director as defined under applicable rules of The NASDAQ Stock Market (“NASDAQ”).

In connection with the solicitation of proxies in support of the proposals at last year’s Annual Meeting of the Shareholders, our management contacted and engaged with 20 of our largest shareholders, collectively representing over 57% of the then outstanding shares, to discuss our compensation practices. As part of those discussions, members of our management also discussed various corporate governance matters that were important to the respective shareholders. During those discussions it was communicated to management by certain shareholders that, even though Mr. Blethen was considered independent under the applicable rules of NASDAQ, these shareholders did not consider him independent due to his former position as Chief Executive Officer of the Company, and therefore, such shareholders did not approve of Mr. Blethen serving on the Company’s standing committees. Management provided this feedback to the Board, and at the next regularly scheduled Board meeting it was unanimously determined, at the recommendation of the Corporate Governance and Nominating Committee, that it was in the best interests of the Company and its shareholders that Mr. Blethen not serve on the standing Board committees. Accordingly, effective as of the May 2015 Board and committee meetings, Mr. Blethen was replaced on the Audit Committee by Mr. Titinger, and Mr. Blethen relinquished his seat on the Corporate Governance and Nominating Committee. Mr. Blethen was not a member of the Compensation Committee.

Compensation Committee

The Board has a standing Compensation Committee which met seven times during fiscal 2015. The Compensation Committee determines the compensation of all our executive officers and recommends the compensation policies for other officers and employees. The Compensation Committee is also responsible for considering the impact of our compensation programs on our risk profile, and reviewing and administering our incentive compensation plans, equity incentive programs and other benefit plans. It periodically reviews and makes recommendations to the Board with respect to director compensation. In determining the compensation of executive officers other than the Chief Executive Officer, our Chief Executive Officer attends and proposes the agenda for these meetings, provides recommendations to the Compensation Committee regarding all significant elements of compensation paid to the other executive officers, participates in the Compensation Committee’s discussions regarding the compensation of the other executive officers and provides his evaluation of the performance of the other executive officers.

Messrs. Ain and Titinger constituted all of the members of the Compensation Committee in fiscal 2015. Mr. Ain serves as the Chairman of the Compensation Committee. Each director that served on the Compensation Committee during fiscal 2015 is, and was considered, an independent director as defined under applicable rules of NASDAQ, including the independence requirements contemplated by Rule 10C-1 under the Exchange Act. The Compensation Committee acts under the terms of a written charter. We have posted a copy of the Compensation Committee charter on our website, which is located at www.xcerra.com. For more information regarding the Compensation Committee, please refer to “Compensation of Executive Officers” beginning on page 28.

Audit Committee

The Board has a standing Audit Committee which met five times during fiscal 2015. The Audit Committee assists the Board in the oversight of the integrity of our financial statements and compliance with legal and regulatory requirements, the registered public accounting firm’s qualifications and independence and the performance of our registered public accounting firm. Messrs. Blethen, Maggs and Wright constituted all of the members of the Audit Committee until May 2015, when, as discussed above, Mr. Blethen was replaced by Mr. Titinger. Messrs. Titinger, Maggs, and Wright constituted all of the members of the Audit Committee through the remainder of fiscal 2015, and remain the members at the date of this proxy statement. Each director who served as a member of the Audit Committee during fiscal 2015 is, and was, an independent director as defined under applicable rules of NASDAQ, including the independence requirements contemplated by Rule 10A-3 under the Exchange Act. Mr. Wright serves as the Chairman of the Audit Committee and is an “audit committee financial expert” as defined by the SEC’s rules.

The Audit Committee acts under the terms of a written charter which is posted on our website at www.xcerra.com. For more information regarding the Audit Committee, please refer to the “Audit Committee Report” on page 27.

Corporate Governance and Nominating Committee

The Board has a standing Corporate Governance and Nominating Committee which met four times during fiscal 2015. The Corporate Governance and Nominating Committee is responsible for overseeing corporate governance principles applicable to us, recommending to the Board the persons to be nominated for election as directors and determining the membership of Board committees. The members of the Corporate Governance and Nominating Committee were Messrs. Ain, Blethen, Maggs, Titinger, and Wright until May 2015. As discussed above, Mr. Blethen relinquished his seat on this Committee in May of 2015, at which point the Committee was constituted of Messrs. Ain, Maggs, Titinger, and Wright. Mr. Ain serves as Chairman of the Corporate Governance and Nominating Committee and all directors who served as members during fiscal 2015 are, and were, independent directors as defined by applicable NASDAQ rules. A copy of the Corporate Governance and Nominating Committee Charter is posted on our website at www.xcerra.com.

Board Determination of Independence

The Board has determined that each member of the Compensation, Audit and Corporate Governance and Nominating Committees is independent as defined under applicable SEC and NASDAQ rules including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 of the Exchange Act and, in the case of all members of the Compensation Committee, the independence requirements contemplated by Rule 10C-1 under the Exchange Act. In addition, all of the members of the Audit Committee otherwise satisfy NASDAQ’s eligibility requirements for Audit Committee membership.

Under NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of the Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that none of Messrs. Ain, Blethen, Maggs, Titinger or Wright has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined by NASDAQ rules.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve our best interests and the best interests of our shareholders. These guidelines, which provide a framework for the conduct of the Board’s business, provide, among other things, that:

•	the Board’s principal responsibility is to oversee our management;

•	a majority of the members of the Board shall be independent directors;

•	if the Chairman of the Board is not independent, the Corporate Governance and Nominating Committee may designate an independent director to serve as Lead Independent Director;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	the Corporate Governance and Nominating Committee shall oversee an annual self-evaluation of the Board to determine whether they are functioning effectively.

A copy of our current Corporate Governance Guidelines is posted on our website at www.xcerra.com.

Board Leadership Structure

The Board, upon the recommendation of the Corporate Governance and Nominating Committee, has determined that, at the current time, we should have a Chairman of the Board and a Lead Independent Director who are separate from our Chief Executive Officer. Accordingly, the Board has appointed Mr. Blethen as Chairman of the Board and Mr. Ain as Lead Independent Director. Mr. Blethen’s duties as Chairman of the Board include the following:

•	Meeting with any director who is not adequately performing his or her duties as a member of the Board or any committee;

•	Facilitating communications between other members of the Board and the Chief Executive Officer;

•	Preparing or approving the agenda for each Board meeting; and

•	Determining the frequency and length of Board meetings and recommending when special meetings of the Board should be held.

Mr. Ain’s duties as Lead Independent Director include the following:

•	Chair any meeting of the independent directors in executive session;

•	Facilitate communications between other members of the Board and the Chairman of the Board and/or the Chief Executive Officer; however, each director is free to communicate directly with the Chairman of the Board and with the Chief Executive Officer;

•	Work with the Chairman of the Board in the preparation of the agenda for each Board meeting and in determining the need for special meetings of the Board; and

•	Otherwise consult with the Chairman of the Board and/or the Chief Executive Officer on matters relating to corporate governance and Board performance.

The Board decided to separate the roles of Chief Executive Officer and Chairman of the Board/Lead Independent Director because it believes that the leadership structure offers the following benefits:

•	Increases the independent oversight of the Company and enhances the Board’s objective evaluation of the Chief Executive Officer;

•	Enables the Chief Executive Officer to focus on Company operations instead of Board administration;

•	Provides the Chief Executive Officer with an experienced sounding board;

•	Provides greater opportunities for communication between shareholders and the Board;

•	Enhances the independent and objective assessment of risk by the Board; and

•	Provides an independent spokesperson for the Company.

Director Candidates

The process followed by the Corporate Governance and Nominating Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Corporate Governance and Nominating Committee and the Board.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Corporate Governance and Nominating Committee applies criteria it deems appropriate for the Board. These criteria may include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interest of all shareholders. The Corporate Governance and Nominating Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of the Company’s directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The re-nomination of existing directors is not viewed as automatic, but is based on continuing qualification under the criteria set forth above. In addition, the Nominating and Corporate Governance Committee considers the existing directors’ performance on the Board and any committee upon which such director serves.

The director biographies on pages 5 through 7 indicate each nominee’s experience, qualifications, attributes and skills that led the Corporate Governance and Nominating Committee and the Board to conclude he should continue to serve as a director. The Corporate Governance and Nominating Committee and the Board believe that each of the nominees has the individual attributes and characteristics required of each of our directors, and the nominees as a group possess the skill sets and specific experience desired of the Board as a whole.

The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, but believes that the Board, taken as a whole, should embody a diverse set of skills, experiences and backgrounds. In this regard, the Corporate Governance and Nominating Committee also takes into consideration the diversity (with respect to gender, race and national origin) of Board members. The Committee does not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors.

Shareholders may recommend individuals to the Corporate Governance and Nominating Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials to: Corporate Governance and Nominating Committee, c/o Secretary, Xcerra Corporation, 825 University Avenue, Norwood, Massachusetts 02062. Assuming that appropriate biographical and background material has been provided on a timely basis, the Corporate Governance and Nominating Committee will evaluate shareholder recommended candidates by following substantially the same process and applying substantially the same criteria as it follows for candidates submitted by others.

Shareholders also have the right to directly nominate director candidates, without any action by the Corporate Governance and Nominating Committee or the Board, by submitting a written notice to the Secretary of the Company at the same address in accordance with the procedures set forth in our By-laws. These procedures are described in the section of this proxy statement entitled “Shareholder Proposals.”

Communicating with the Independent Directors

The Board will give appropriate attention to written communications that are submitted by shareholders, and will respond if and as appropriate. The Chairman of the Corporate Governance and Nominating Committee, with the assistance of the Company’s Secretary, is primarily responsible for monitoring communications from shareholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Corporate Governance and Nominating Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Shareholders who wish to send communications on any topic to the Board should address such communications to Board of Directors, c/o Secretary, Xcerra Corporation, 825 University Avenue, Norwood, Massachusetts 02062.

Code of Ethics

We have adopted a code of ethics that applies to all directors and employees, including our principal executive officer, principal financial officer and principal accounting officer, or persons performing similar functions. The text of the code of ethics (known as the “Business Conduct and Ethics Policy”) is posted on the “corporate governance” section of our website at www.xcerra.com. We intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the code.

Anti-Hedging Policy

In May of 2015, we adopted an Anti-Hedging Policy that prohibits all of our directors, officers, and other members of our senior management team from purchasing financial instruments, including prepaid variable forward contracts, instruments for the short sale or purchase or sale of call or put options, equity swaps, collars, or units of exchangeable funds, that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any securities of the Company. The objective of this Policy is to prohibit those subject to it from directly or indirectly engaging in hedging against future declines in the market value of any securities of the Company through the purchase of financial instruments designed to offset such risk.

Stock Ownership Guidelines

In May of 2015, we adopted stock ownership guidelines applicable to our independent directors, the Chief Executive Officer, and such other executives of the Company as may be from time to time be determined by the Chief Executive Officer and the Board. These guidelines require our Chief Executive Officer to own shares of common stock with a value of at least three (3) times his annual base salary and our outside board members to own shares of common stock with a value of at least three (3) times the annual retainer paid to outside directors. The guidelines go into effect for calendar year 2016, and each person has been given five (5) years to comply with the ownership guidelines. Our stock ownership guidelines are available on the “corporate governance” section of our website at www.xcerra.com.

Oversight of Risk

The Board oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. The role of the Board and its committees is to oversee the risk management activities of management. They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general, the Board oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks; the Compensation Committee oversees risk management activities relating to our compensation policies and practices; the Audit Committee oversees risk management activities related to financial controls and legal and compliance risks; and the Corporate Governance and Nominating Committee oversees risk management activities relating to Board composition and management succession planning. Each committee reports to the full Board on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate. In addition, since risk issues often overlap, committees from time to time request that the full Board discuss particular risks.

Compensation Committee Interlocks and Insider Participation

Messrs. Ain and Titinger served on the Compensation Committee during fiscal 2015. None of the members of the Compensation Committee had interlocking or other relationships with other boards or with the Company during fiscal 2015 that require disclosure under Item 404 of Regulation S-K under the Exchange Act. No member of the Compensation Committee receives compensation, directly or indirectly, from the Company in any capacity other than as a director.

AUDIT AND FINANCIAL ACCOUNTING OVERSIGHT

Independent Registered Public Accounting Firm’s Fees

Below is a summary of the fees billed to us by BDO USA, LLP, our independent registered public accounting firm, during the fiscal year ended July 31, 2014 (“fiscal 2014”) and fiscal 2015:

Audit Fees

The aggregate fees billed by BDO USA, LLP and its affiliates for professional services rendered for the audit of our annual financial statements for fiscal 2015, including foreign statutory filings, the audit of our internal control over financial reporting as of July 31, 2015, the review of the financial statements included in our Quarterly Reports on Form 10-Q for fiscal 2015, and fees related to the underwritten public offering of common stock of the Company that was completed in September of 2014, were $1,278,436. The aggregate fees billed by BDO USA, LLP for professional services rendered for the audit of our annual financial statements for fiscal 2014, including foreign statutory filings, the audit of our internal control over financial reporting as of July 31, 2014, and the review of the financial statements included in our Quarterly Reports on Form 10-Q for fiscal 2014, were $1,221,801.

Audit-Related Fees

The aggregate fees billed by BDO USA, LLP for audit-related services performed in each of fiscal 2015 and fiscal 2014 were $0 and $0, respectively.

Tax Fees

The aggregate fees billed by BDO USA, LLP for tax services performed in fiscal 2015 and fiscal 2014 were $17,944 and $13,682, respectively, consisting of tax planning consultations.

All Other Fees

The aggregate fees billed by BDO USA, LLP for services other than those described above for fiscal year 2015 were $103,900, consisting of fees related to excise and tax liability analysis under Sections 280G and 4999 of the Code, and fees in support of the divestiture of the printed circuit board business. The aggregate fees billed by BDO USA, LLP for services other than those described above for fiscal year 2014 were $8,000, consisting of fees related to excise and tax liability analysis under Sections 280G and 4999 of the Code.

All of the above services provided by BDO USA, LLP and its affiliates were approved by the Audit Committee. All of the work performed by BDO USA, LLP and its affiliates was performed by their full-time employees.

The Audit Committee has determined that the services provided by BDO USA, LLP and its affiliates as set forth herein are compatible with maintaining BDO USA, LLP’s independence.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval must be detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to the Chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

Audit Committee Report

The Audit Committee reviewed and discussed the audited financial statements for fiscal 2015 with our management and BDO USA, LLP. The Audit Committee also discussed with BDO USA, LLP the matters required to be discussed by the statement on Auditing Standards No. 16, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”).

The Audit Committee has received the written disclosures and the letter from BDO USA, LLP required by the applicable requirements of the PCAOB regarding BDO USA, LLP’s communications with the Audit Committee concerning independence and has discussed with BDO USA, LLP their independence.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board (and the Board has approved) that the audited financial statements be included in our Annual Report on Form 10-K for fiscal 2015.

AUDIT COMMITTEE

Bruce R. Wright (Chair)
Roger J. Maggs
Jorge L. Titinger

EXECUTIVE OFFICERS

Executive Officers of the Company

Our executive officers as of the date of this proxy statement are as follows:

Executive Officer	Age	Position
David G. Tacelli	56	President and Chief Executive Officer
Mark J. Gallenberger	51	Senior Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer
Pascal Rondé	53	Senior Vice President, Global Customer Team

Executive officers are appointed by and serve at the discretion of the Board.

David G. Tacelli was appointed Chief Executive Officer of the Company effective November 1, 2005. He has also served as President of the Company since May 2002 and previously served as Chief Operating Officer from May 2002 to November 2005. Prior to that, he was Executive Vice President from December 1999 to May 2002. Prior to that, Mr. Tacelli served in various management positions with the Company, including: Chief Financial Officer and Treasurer (each from December 1998 to October 2000), Vice President, Operations (from 1996 to 1998), Director of Manufacturing of the Mixed Signal Division (from 1994 to 1996), Director of Customer Service (from 1992 to 1994), Controller and Business Manager for Operations (from 1990 to 1992) and Controller for Sales and Support (from 1988 to 1990). Prior to joining the Company, Mr. Tacelli was employed by Texas Instruments for seven years in various management positions.

Mark J. Gallenberger was appointed Senior Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer of the Company effective March 1, 2014. Mr. Gallenberger previously served as the Company’s Vice President, Chief Financial Officer and Treasurer from October 2000 to February 28, 2014. Prior to joining the Company, Mr. Gallenberger was a Vice President with Cap Gemini, Ernst & Young’s consulting practice. During his six years with Ernst & Young, Mr. Gallenberger established the Deals & Acquisitions Group, where he was involved in numerous domestic and international strategic acquisitions, joint ventures, alliances and equity investments. Prior to joining Cap Gemini, Mr. Gallenberger served in several technical and management positions within Digital Equipment Corporation’s semiconductor products group.

Pascal Rondé was appointed Senior Vice President, Global Customer Team effective March 1, 2014. Mr. Rondé previously served as the Company’s Vice President, Global Field Operations from January 2012 to February 28, 2014. Prior to joining the Company, Mr. Rondé was Vice President of Sales, Service and Support for the Automated Test Group of the Hewlett-Packard Company (HP) spinoff, Agilent Technologies. Renamed Verigy upon going public, it was acquired by Advantest in July 2011. Mr. Rondé joined HP in 1991 as a sales engineer for semiconductor test and served in progressively more responsible sales management positions, including European business manager for semiconductor test and in 1999, he was promoted to General Manager for the High Volume Manufacturing Test Customer Team in Europe. Prior to joining HP, Mr. Rondé was employed by Saintel, a French distributor of ATE and ATE-related companies.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Industry Background and Compensation Philosophy

The semiconductor capital equipment industry in which we operate is highly cyclical, with the industry swings having a direct and significant impact on our performance, and accordingly, the compensation paid to our named executive officers. In response to the challenge created by this cyclicality, the Compensation Committee has adopted a compensation program that is intended to attract, retain and motivate the best possible executive talent, promote the achievement of key operational and financial performance measures, and align the executives’ incentives with the creation of shareholder value, while achieving a balance between incentive-based and fixed compensation to address the challenges of operating in a highly cyclical industry.

This program provides a base salary that is targeted at the median of our peer group (discussed below in the section titled “Benchmarking”); a variable cash incentive component that only pays if we generate Adjusted Earnings and incentivizes executives for superior financial and operational performance; and an equity component with four-year vest periods that link long-term executive interests with the long-term interests of our shareholders.

Our executive compensation program resulted in compensation for our named executive officers that reflects our financial results for fiscal 2015. Annual base salaries for the named executive officers remained the same in fiscal 2015 as compared to fiscal 2014. The Company generated over $34.6 million in Adjusted Earnings (as defined on page 8 and discussed in detail on page 28), which resulted in incentive compensation to the named executive officers at approximately 1.62 times their targeted amounts. And, excluding the one-time RSU grants to the named executive officers in connection with their increased responsibilities with the acquisition of the Multitest and Everett Charles Technologies businesses, the annual RSU grants to the named executive officers remained the same in fiscal 2015 as compared to fiscal 2014.

Objectives of Our Executive Compensation Program

The primary objectives of our executive compensation program are to:

•	attract, retain and motivate the best possible executive talent;

•	align executive compensation with our corporate business objectives and operational goals;

•	promote the achievement of key operational and financial performance measures by linking cash incentives to the achievement of measurable corporate goals established by the Compensation Committee;

•	align executives’ incentives with the long-term creation of shareholder value through the granting of equity awards with four-year vesting conditions; and

•	achieve a balance, appropriate for the circumstances in each particular year, between incentive-based compensation (which will significantly fluctuate in the highly cyclical semiconductor industry), and fixed compensation that supports our long-term employee retention efforts.

The following table lists the elements of our executive compensation program and which of the objectives of our executive compensation program that element is primarily intended to promote:

Element	Attract, Retain and Motivate The Best Possible Executive Talent	Align Executive Compensation With Our Corporate Business Objectives and Operational Goals	Promote The Achievement of Key Operational and Financial Performance Measures	Align Executives’ Incentives With The Creation of Shareholder Value
Base Salary	X
Annual Cash Incentive Bonuses	X	X	X	X
Time-Based Restricted Stock Unit Awards	X			X
Insurance, Retirement And Other Employee Benefits	X
Severance and Change-Of-Control Benefits	X			X

Discussion and Analysis of Decisions and Policies

The Compensation Committee of the Board oversees our executive compensation program. In this role, the Compensation Committee approves all compensation decisions relating to our executive officers. For a discussion of the processes and procedures followed by the Compensation Committee see “Corporate Governance—Board Committees—Compensation Committee” above.

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. The Compensation Committee, after considering the factors described below, including information from the Compensation Committee’s independent compensation consultant, structures our compensation packages for executive officers to achieve an appropriate level and mix of short and long term incentives, including cash and non-cash incentives.

Under the terms of its charter, the Compensation Committee has the authority to engage the services of outside advisors and experts to assist the Compensation Committee. The Compensation Committee engaged Radford Consulting, Inc. (“Radford”) in June of 2014 to assist in determining base salary and incentive compensation for our executive officers for fiscal 2015, and to assist in the review and development of a peer group to be used for compensation decisions and provide an independent review of our executive compensation programs, including an analysis of the competitive market. Radford was paid approximately $18,000 for the engagement.

Benchmarking

The Compensation Committee evaluates our executive compensation program with the goal of setting compensation at levels the Compensation Committee believes are competitive with those of other companies in our industry that compete with us for executive talent. In making compensation decisions, the Compensation Committee compares our executive compensation against that paid by a peer group of publicly traded companies in the semiconductor and semiconductor equipment industry developed by the Compensation Committee and Radford. This peer group, which is periodically reviewed and updated by the Compensation Committee, consists of companies the Compensation Committee believes are generally comparable to us in market capitalization and annual revenues, and against which the Compensation Committee believes we compete for executive talent. The companies included in this peer group for determining fiscal 2015 compensation were:

Advanced Energy Industries, Inc.	Electro Scientific Industries, Inc.	MKS Instruments

Brooks Automation, Inc.	Entegris, Inc.	Photronics Inc.

Cascade Microtech, Inc.	FEI Company	Rudolph Technologies

Cohu, Inc.	Kulicke and Soffa Industries, Inc.	Veeco Instruments Inc.

The Compensation Committee generally targets overall compensation at the median paid to similarly situated executives of the companies in the peer group, and the overall compensation for our executives in fiscal 2015 was within this range based on the information available to the Compensation Committee from public sources. Variations to this general target may occur as dictated by the experience level of the individual and market factors.

At our 2014 Annual Meeting of Shareholders, approximately 71.5% of the votes cast approved the compensation of our named executive officers as disclosed in the proxy statement delivered to our shareholders in connection with the 2014 Annual Meeting. We understood this to mean that shareholders generally approved of our compensation policies and determinations in fiscal 2014. As discussed previously on page 20, the Company engaged directly with 20 of our largest shareholders, collectively representing over 57% of the Company’s outstanding shares. In those discussions we solicited feedback, discussed compensation and corporate governance matters important to those respective shareholders, and implemented corporate governance changes as discussed above.

Components of our Executive Compensation Program

Base Salary

In connection with its review of our executive compensation practices for fiscal 2015, the Compensation Committee considered adjustments to the base salaries of our named executive officers for fiscal 2015, and considered the roles and responsibilities of our executive officers, the economic environment of the semiconductor market as a whole, the seniority of the individual, the level of the individual’s responsibility, the ability to replace the individual, a report and recommendations on executive compensation produced by Radford for fiscal 2015, and the base salary of the individual in prior years, and conducted a review of publicly available information. Based on these factors the Compensation Committee determined that no changes were needed to the base salaries of the named executive officers for fiscal 2015.

In connection with a review of our executive compensation practices in August 2015, the Compensation Committee considered adjustments to the base salaries of our named executive officers for fiscal 2016. In establishing base salaries for this period, the Compensation Committee again considered the information and factors that it had considered in connection with its review for fiscal 2015, including the previous Radford report and recommendation, and a review of publicly available information. The Compensation Committee determined that no changes were needed to the base salaries of the named executive officers and that base salaries for all named executive officers would remain the same in fiscal 2016.

The annual base salaries of those serving as our named executive officers in fiscal 2014, fiscal 2015 and fiscal 2016 are set out in the table below:

Name and Title	Fiscal 2016	Fiscal 2015	Fiscal 2014
David G. Tacelli	$600,000	$600,000	$600,000
President and Chief Executive Officer
Mark J. Gallenberger	$410,000	$410,000	$380,400
Senior Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer
Pascal Rondé (1)	$322,547	$322,547	$367,677
Senior Vice President, Global Customer Team
Stephen R. Wigley (2)		$275,000	$260,000
Vice President, Semiconductor ATE Group
Peter Rood (3)			$295,200
Vice President, Product Development and Operations

(1)	Amounts paid to Mr. Rondé are paid in Euros, based on an annual salary of 270,000 Euros. For the purpose of this disclosure we converted (i) the fiscal 2014 Euro amounts to U.S. Dollars at an exchange rate of 1.361765 U.S. Dollars per Euro, which is the August 1, 2013 to July 31, 2014 average, and (ii) the fiscal 2015 and 2016 Euro amounts to U.S. Dollars at an exchange rate of 1.194618 U.S. Dollars per Euro, which is the August 1, 2014 to July 31, 2015 average.
(2)	Mr. Wigley served as an executive officer of the Company until February 26, 2014. In connection with a restructuring of our management organization following the completion of the acquisition of the Multitest and Everett Charles Technologies businesses from Dover Corporation in December 2013 (the “Acquisition”), Mr. Wigley transitioned to a new role as the Company’s Vice President of the Semiconductor ATE Group. As a result of this transition, Mr. Wigley ceased serving as an executive officer of the Company as of February 26, 2014. As reported in last year’s proxy statement, Mr. Wigley’s base salary for fiscal 2015 was $275,000.
(3)	Mr. Rood retired from the Company on October 31, 2013.

Annual Cash Incentive Bonus Plan

The variable cash incentive component of our executive compensation program is intended to provide compensation for the achievement of performance metrics that the Board has determined are important to us and our shareholders. For fiscal 2015, the Compensation Committee approved an Executive Profit Sharing Plan for certain officers of the Company, including our named executive officers (the “2015 Bonus Plan”), which is intended to provide compensation for the achievement of performance metrics tied to the operational profitability of the Company as measured by our pro-forma earnings before interest and taxes, excluding accruals for profit sharing plans, the amortization of purchased intangible assets, and certain one-time charges, such as acquisition costs, restructuring costs, and purchase accounting charges (referred to as “Adjusted Earnings”) during the fiscal year. The Compensation Committee believes that Adjusted Earnings are the appropriate metrics to incentivize our executive officers, because they are objective and clear measures of our operational achievement.

The 2015 Bonus Plan provides for the payment of bonuses to our officers, including our executive officers, in amounts that are determined by using a formula based on our Adjusted Earnings. Each executive participating in the 2015 Bonus Plan had a target bonus under the 2015 Bonus Plan ranging from 25% to 50% of such executive’s annual base salary. The formula for determining the aggregate amount of bonuses to be paid to the executives under the 2015 Bonus Plan is: (i) our Adjusted Earnings during the fiscal year, which was $34,672,767, (ii) multiplied by a targeted percentage amount to be determined by the Compensation Committee, (iii) multiplied by a fraction, the numerator of which is the executive’s annual base salary and the denominator of which is the sum of the annual base salaries of all of the 2015 Bonus Plan participants. Bonus amounts under the 2015 Bonus Plan were capped at a specific multiplier for each of the executive officers, as set forth below:

Executive Officer	Target Cash Incentive Bonus	Multiplier Cap	Maximum Cash Incentive
David G. Tacelli	$300,000	4.0x	$1,200,000
Mark J. Gallenberger	$205,000	3.2x	$656,000
Pascal Rondé (1)	$161,274	2.5x	$403,184

(1)	Amounts paid to Mr. Rondé are paid in Euros, based on an annual salary of 270,000 Euros. For the purpose of this disclosure we converted his annual salary to U.S. Dollars at an exchange rate of 1.194618 U.S. Dollars per Euro, which is the August 1, 2014 to July 31, 2015 average, and multiplied the result by 50%, which is Mr. Rondé’s target cash incentive bonus.

Under the 2015 Bonus Plan, no bonus would be payable to any executive officers if our Adjusted Earnings were equal to or less than $0. The target Adjusted Earnings was set by the Compensation Committee. The Compensation Committee determined that these targets were aligned with the interests of the shareholders, and were reasonably likely, but by no means certain, to be achieved during growth cycles in the automatic test industry, and significantly challenging to achieve during the cyclical industry downturns. As a result of the target Adjusted Earnings, cash bonuses in the following amounts were paid to Messrs. Tacelli, Gallenberger, and Rondé, respectively: $485,887, $332,023, and $257,053.

For fiscal 2016, the cash incentive bonus plan will operate in the same manner as the 2015 Bonus Plan.

Equity Compensation

Our equity award program is the primary vehicle for offering long-term incentives to our executives. We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our shareholders. In addition, the vesting feature of our equity grants should further our goal of executive retention because this feature provides an incentive to our executives to remain in our employ during the vesting period. In determining the size of equity grants to our executives, our Compensation Committee considers comparative share ownership of executives in our compensation peer group, our company-level performance, the applicable executive’s performance, the executive’s overall contribution to the Company, the amount of equity previously awarded to and currently held by the executive, the vesting of such awards, the recommendation of management and the recommendation of the Compensation Committee’s independent compensation consultant from prior years. These factors are not assigned specific weights, however, and ultimately the Compensation Committee reaches a subjective determination based on its business judgment. We compare the total value (based on the fair market value of the award as of the determination date) of our RSU grants against market data collected regarding the equity grant practice for the peer group companies listed above under “Benchmarking.” In making equity awards to the named executive officers other than the Chief Executive Officer, the Compensation Committee receives a recommendation from the Chief Executive Officer.

We typically make an initial equity award of RSUs to new executive officers and an annual equity award of RSUs to continuing executive officers as part of our overall compensation program. Initial grants are typically made at the first regularly scheduled meeting of the Compensation Committee following the month in which a new executive officer is hired. Annual grants are typically made at the first regularly scheduled meeting of the Compensation Committee following the end of our prior fiscal year.

We believe that RSUs possess certain advantages as compared to stock options. For example, RSUs provide a more predictable value to employees than do stock options, and therefore are efficient tools in retaining and motivating employees, while also serving as an incentive to increase the value of our common stock. In addition, RSUs allow us to more efficiently use the share reserves under our equity plans because each RSU has a higher value than a stock option as a result of not having an exercise price and therefore fewer shares of common stock are needed to provide a retention and incentive value similar to stock options.

The Compensation Committee reviews all components of the executive’s compensation when determining annual equity awards to confirm that an executive’s total compensation conforms to our overall philosophy and objectives. We intend that the annual aggregate value of these awards will be set at the median for companies in our compensation peer group, and the equity awards to the executive officers for fiscal 2015 met this target. In determining the amount and vesting of the RSU grants for executive officers for fiscal 2015, the Compensation Committee considered the seniority of the individual, the level of the individual’s responsibility and the ability to replace the individual. On August 26, 2014, Messrs. Tacelli, Gallenberger, and Rondé were granted 160,000, 100,000, and 45,000 RSUs, respectively, for fiscal 2015, all of which vest annually over four years. All grants of RSUs to our executive officers for fiscal 2015 were made by the Compensation Committee under our 2010 Stock Plan.

Benefits and Other Compensation

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance, a 401(k) plan and an employee stock purchase plan. Executives, including our named executive officers, are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. Under the 401(k) plan, we contribute an amount equal to half of each participating employee’s contribution, up to a maximum of six percent of such employee’s base salary.

Employment and Severance Arrangements

Employment Agreements

We have executive employment agreements with each of Messrs. Tacelli and Gallenberger setting forth their initial base salaries, as of the date of their respective executive employment agreements, bonus eligibility, participation rights in any equity or other long-term compensation programs established from time to time by the Company and other employment benefits. Each of Messrs. Tacelli and Gallenberger’s employment is on an “at will” basis and their employment can be terminated by us or by the named executive officer at any time, for any reason and with or without notice, subject to the severance provisions in the named executive officer’s employment agreement and the terms of their change-of-control agreements. These agreements generally entitle Messrs. Tacelli and Gallenberger to receive cash severance and continuation of health benefits, among other things, in the event their employment is terminated under specified conditions. Mr. Gallenberger’s agreement replaced and superseded his prior retention agreement. Mr. Tacelli did not have a prior employment agreement.

Mr. Rondé is employed by our subsidiary in France, and pursuant to the Collective Bargaining Agreement of “Metallurgie (ingenieurs et cadres),” which is also applicable to all employees of our French subsidiary, if Mr. Rondé retires he may be entitled to receive a social payment from the Company. In Mr. Rondé’s case, such social payment could be an amount up to two months of his then current salary. Mr. Rondé is also party to an employment agreement with our French subsidiary. Under the terms of Mr. Rondé’s employment agreement, he is entitled to receive cash severance and continuation of health benefits, among other things, in the event his employment is terminated under specified conditions. In addition, unless waived by us, upon his termination, Mr. Rondé will be subject to a non-competition agreement which will restrict him from working for certain of our competitors for a period of one year following his termination. During this non-competition period, Mr. Rondé will be entitled to receive a monthly payment equal to either 50% or 60% (as determined under French law) of his average monthly salary over the twelve months preceding the month in which he is terminated.

Potential Payments under Severance Arrangements

Executive Employment Agreements

Under the terms of the executive employment agreements with each of Messrs. Tacelli and Gallenberger, each executive is entitled to receive the following compensation in the event his employment is terminated by us without cause, or if the executive terminates his employment with us for good reason, subject to the executive executing and not revoking a Company provided severance and release agreement:

•	during the 12-month period commencing on the termination date, we will continue to pay the executive, in accordance with our regularly established payroll procedures and practices, the executive’s then-current base salary;

•	on the later of the termination date or the date that is 15 days following the end of the fiscal quarter in which the termination date occurs, we will pay the executive a lump sum payment in an amount equal to a pro rata portion of the executive’s target incentive bonus (based on the target bonus percentage in effect as of the termination date);

•	on the later of the termination date or the date that is 15 days following the end of the fiscal quarter in which the termination date occurs, we will pay the executive a lump sum payment in an amount equal to the executive’s target incentive bonus (based on the target bonus percentage in effect as of the termination date);

•	solely for purposes of satisfying time-based vesting conditions for any then outstanding equity awards, as of the termination date, the executive will be deemed to have been employed by us until the date that is 12 months following the termination date, such that the vesting of all such equity awards scheduled to vest during such 12-month period will accelerate and become exercisable or realizable as of the termination date; and

•	provided the executive is eligible for and elects to continue receiving group medical insurance pursuant to the federal “COBRA” laws, and provided the executive continues to pay the share of the premium that the executive paid as of the termination date, for a period of 12 months following the executive’s termination date, we will pay the remainder of the insurance premium for the executive’s coverage.

In the event the executive becomes entitled to severance or benefits under the executive’s change of control agreement with the Company, the executive will no longer be entitled to the severance benefits under the terms of the executive’s executive employment agreement.

Under the terms of the employment agreement with Mr. Rondé, Mr. Rondé is entitled to receive the following compensation in the event his employment is terminated by us, except in the case of his gross or willful misconduct, subject to Mr. Rondé executing and not revoking a Company provided settlement agreement:

•	a termination indemnity equal to one year of Mr. Rondé’s gross base salary, inclusive of any amount of dismissal or retirement indemnity that Mr. Rondé may otherwise be entitled to under any applicable collective bargaining agreement;

•	a pro rata portion of Mr. Rondé’s target annual incentive bonus (based on the target bonus percentage in effect as of the termination date); and

•	an amount equal to Mr. Rondé’s target annual incentive bonus (based on the target bonus percentage in effect as of the termination date).

To the extent that we are required to make the severance payments described above to Mr. Rondé, we will not be required to make the social payment under the Collective Bargaining Agreement described above.

Change-of-Control Agreements

Messrs. Tacelli and Gallenberger are also, individually, party to change-in-control agreements with the Company, originally entered into in 1998 and 2000, respectively. Each agreement has a three-year term that extends for one year upon the anniversary date of the agreement unless a notice not to extend is given by us. Under these change-of-control agreements, if a change-of-control of the Company occurs during the term of an agreement, then the agreement becomes operative for a fixed three-year period. The agreements provide generally that the executive’s terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the three-year period after a change-of-control of the Company. If we terminate the executive’s employment (other than for cause, death or disability) or if the executive terminates for good reason during such three-year period or for any reason during the 30-day period following the first anniversary of the change-of-control (or upon certain terminations prior to a change-of-control or in connection with or in anticipation of a change-of-control), the executive is entitled to receive severance compensation.

The change-of-control agreements define a “Change-of-control” as the acquisition by a person or group of 20% or more of our outstanding stock; a change of a majority of the Board without approval of the Board; consummation of a reorganization, merger, consolidation or asset sale, except where our shareholders receive 50% or more of the stock of the resulting company, at least a majority of the board of the resulting company was on the Board of the Company prior to the transaction and after which no shareholder owns 20% or more of the stock of the resulting company which did not own such stock immediately prior to the transaction; or the approval of a liquidation or dissolution of the Company.

If severance compensation is payable under an executive’s change-of-control agreement, the executive would receive a lump sum cash payment paid within 30 days of termination equal to the sum of (a) our accrued obligations through the date of termination for base pay and prorated bonus based upon the higher of (i) the annual variable incentive compensation paid for the most recently completed fiscal year after the change-of-control or (ii) the average of the annual variable incentive compensation paid for the two of the last three full fiscal years prior to the change-of-control in which such amounts were the highest (the “Highest Annual Bonus”) and (b) an amount equal to one or two times the executive’s then base salary plus the Highest Annual Bonus. Additionally, the executive would also receive continued health benefits for two years and outplacement services.

In the change-of-control agreements, we have also agreed to reimburse the executive for any excise tax due on any severance compensation (whether under the change-of-control agreements or otherwise), including any additional federal, state and local income tax consequences, as a result thereof.

Equity Incentive Plans

Our 2010 Stock Plan and the award agreements thereunder provide that all unvested RSUs will become vested in full if the participant is terminated without cause (as defined in the award agreement) or for good reason (as defined in the award agreement) within one year after a change in control event. In summary, a “change in control event” is defined in the 2010 Stock Plan as: the acquisition by a person or group of 20% or more of our outstanding stock; a change of a majority of the Board without approval of the Board; consummation of a reorganization, merger, consolidation or asset sale, except where our shareholders receive 60% or more of the stock of the resulting company, at least a majority of the board of the resulting company was on the Board of the Company prior to the transaction and after which no shareholder owns 20% or more of the stock of the resulting company which did not own such stock immediately prior to the transaction; or the approval of a liquidation or dissolution of the Company.

POTENTIAL PAYMENTS UPON A QUALIFYING TERMINATION AND A CHANGE OF CONTROL

The following table describes the potential payments, benefits and value of acceleration of vesting applicable to RSUs that each of Messrs. Tacelli, Gallenberger, and Rondé would be entitled to receive upon a qualifying termination of employment or a change of control assuming the termination occurred on July 31, 2015, the last day of fiscal 2015. Actual amounts payable to each executive listed below upon his termination can only be determined definitively at the time of each executive’s actual termination. In addition, our Compensation Committee may, in its discretion, revise, amend or add to the benefits if it deems advisable.

Name	Cash Payment ($)(1)	Value of Accelerated Vesting on Equity Awards ($)(2)	IRC 280G Gross-Up Amount ($)(3)	Continuation of Healthcare Benefits ($)(4)	Outplacement Benefits	Total ($)
David G. Tacelli	$2,171,774	$2,673,250	$—	$49,816	$30,000	$4,924,840
Mark J. Gallenberger	$1,449,516	$1,745,475	$—	$49,816	$30,000	$3,274,807
Pascal Rondé(5)	$740,874	$825,563	$—	$—	$—	$1,566,437

(1)	This amount, which in the case of Messrs. Tacelli and Gallenberger represents two times the named executive officer’s current base salary plus a bonus based upon his Highest Annual Bonus; in the case of Mr. Rondé this amount represents the named executive officer’s current base salary plus Cash Incentive Bonus for fiscal 2015 plus his targeted bonus for fiscal 2016.
(2)	This amount reflects a valuation of the acceleration of the named executive officer’s outstanding unvested RSUs calculated based on the closing price of our common stock on The NASDAQ Global Market on Tuesday, July 31, 2015. The actual amount received by the named executive officer upon the sale of shares received under RSUs will depend on the market value at the time of such sale.
(3)	The change-of-control agreements with Messrs. Tacelli and Gallenberger provide for our reimbursement of the excise and tax liability due on the separation pay under Sections 280G and 4999 of the Code, which amount is grossed up to cover income taxes due on such reimbursement. Any such amounts would represent amounts due to taxing authorities and would not be retained by the executive. No gross up amounts would have been payable if a qualifying termination occurred on July 31, 2015. The employment agreement with Mr. Rondé does not provide for a gross up to cover any taxes payable by employees, including any such taxes under Sections 280G and 4999 of the Code.
(4)	This value is based on the type of insurance coverage we carried for Messrs. Tacelli and Gallenberger as of July 31, 2015 and is valued at the premiums then in effect.
(5)	Amounts paid to Mr. Rondé are paid in Euros, based on an annual salary of 270,000 Euro. For the purpose of this disclosure we converted the fiscal 2015 Euro amount to U.S. Dollars at an exchange rate of 1.194618 U.S. Dollars per Euro, which is the August 1, 2014 to July 31, 2015 average.

ESTIMATED BENEFITS UPON TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON

The following table describes the potential payments, benefits and value of acceleration of vesting applicable to RSUs that each of Messrs. Tacelli, Gallenberger, and Rondé would be entitled to receive upon a qualifying termination of employment not in connection with a change of control, assuming the termination occurred on July 31, 2015, the last day of fiscal 2015. Actual amounts payable to each executive listed below upon his termination can only be determined definitively at the time of each executive’s actual termination. In addition, our Compensation Committee may, in its discretion, revise, amend or add to the benefits if it deems advisable.

Name	Cash Payment ($)(1)	Value of Accelerated Vesting on Equity Awards ($)(2)	Continuation of Healthcare Benefits ($)(3)	Total ($)
David G. Tacelli	$1,385,887	$1,163,650	$49,816	$2,599,353
Mark J. Gallenberger	$947,023	$754,800	$49,816	$1,751,639
Pascal Rondé(4)	$740,874	$—	$—	$740,874

(1)	This amount, which in the case of Messrs. Tacelli, Gallenberger, and Rondé represents the named executive officer’s current base salary plus the cash incentive bonus for fiscal 2015 plus the targeted bonus for fiscal 2016.
(2)	This amount, which in the case of Messrs. Tacelli and Gallenberger, represents a valuation of the acceleration of the named executive officer’s outstanding unvested RSUs that would otherwise vest in the subsequent 12 months, calculated based on the closing price of our common stock on The NASDAQ Global Market on July 31, 2015.
(3)	This value is based on the type of insurance coverage we carried for Messrs. Tacelli and Gallenberger as of July 31, 2015 and is valued at the premiums then in effect.
(4)	Amounts paid to Mr. Rondé are paid in Euros, based on an annual salary of 270,000 Euro. For the purpose of this disclosure we converted the fiscal 2015 Euro amount to U.S. Dollars at an exchange rate of 1.194618 U.S. Dollars per Euro, which is the August 1, 2014 to July 31, 2015 average.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1 million paid in a taxable year to our Chief Executive Officer and our three other most highly compensated officers (other than our Chief Executive Officer and Chief Financial Officer). Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. Compensation paid under our annual cash incentive program and from RSUs with time-based vesting does not satisfy the requirements to be qualified performance-based compensation under Section 162(m) of the Code and, as a result, we may be limited in our ability to deduct this compensation. The Compensation Committee reviews the effect of Section 162(m) periodically, and reserves the right to approve compensation that is subject to the deduction limitations when it determines that doing so is in our the best interests and the best interests of our shareholders.

Accounting for Stock-Based Compensation

We have expensed equity grants in accordance with the requirements of the Financial Accounting Standards Board Accounting Standards Codification 718, Share-Based Payment (“ASC 718”), beginning in 2006. ASC 718 requires companies to record the fair value of equity compensation as a compensation expense in their income statements. Our 2010 Stock Plan, which was initially approved by our shareholders in December 2010, provides us with flexibility to grant multiple forms of equity-based compensation, which provide us with some opportunity to control compensation expense, as deemed appropriate by the Compensation Committee.

Our Compensation Policies and Practices as They Relate to Our Risk Management

Our Compensation Committee does not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on the Company. Our Compensation Committee believes that any such risks are mitigated by, among other things:

•	The multiple elements of our compensation packages, including base salary, annual bonus programs and equity awards that vest over multiple years and are intended to motivate employees to take a long-term view of our business.

•	The structure of our annual cash bonus program, which, in fiscal 2015, was based on the achievement of target Adjusted Earnings and annualized cost savings in connection with the Acquisition, encourages decision-making that is in our best long-term interests and the best long-term interests of our shareholders as a whole.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on such review and discussion, the Compensation Committee has recommended to the Board (and the Board has approved) the inclusion of the Compensation Discussion and Analysis in this proxy statement.

COMPENSATION COMMITTEE Mark S. Ain (Chair) Jorge L. Titinger

SUMMARY COMPENSATION TABLE

The following table sets forth certain information with respect to compensation of our executive officers during fiscal 2015 (such persons are sometimes collectively referred to herein as the “named executive officers”).

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
David G. Tacelli	2015	$600,000	$1,649,600	$485,887	$18,458	$2,753,945
President and Chief Executive Officer	2014	$600,000	$1,517,100	$480,969	$18,518	$2,616,587
	2013	$600,000	$934,400	$—	$18,268	$1,552,668
Mark J. Gallenberger	2015	$410,000	$1,031,000	$332,023	$18,742	$1,791,765
Senior Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer	2014	$392,735	$956,850	$328,662	$16,332	$1,694,579
	2013	$380,400	$642,400	$—	$15,047	$1,037,847
Pascal Rondé(4)	2015	$322,547	$463,950	$257,053	$12,902	$1,056,452
Senior Vice President, Global Customer Team	2014	$367,677	$356,300	$286,551	$14,707	$1,025,235
	2013	$349,372	$233,600	$—	$13,975	$596,947

(1)	Represents the aggregate grant date fair value of the stock awards granted during the fiscal year calculated in accordance with ASC 718, excluding the impact of estimated forfeitures related to service-based vesting conditions. These amounts do not represent actual amounts paid to or realized by the named executive officer with respect to these stock awards. For more information regarding the methods and assumptions used in determining compensation expense in accordance with ASC 718, refer to the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2015.
(2)	Non-equity incentive plan compensation represents amounts payable under our annual cash incentive bonus plan, which is discussed further on page 32 of this proxy statement. No amounts were awarded under the annual cash incentive bonus plan during the fiscal year ended July 31, 2013.
(3)	Consists of our 401(k) matching funds and the value of excess group life policies for Messrs. Tacelli and Gallenberger. Mr. Rondé’s amounts reflect the value of Mr. Rondé’s car allowance.
(4)	Amounts paid to Mr. Rondé are paid in Euros, based on an annual salary of 270,000 Euros. For the purpose of this disclosure we converted his monthly salary using each month’s exchange rate and totaled the monthly USD amounts.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL 2015

The following table sets forth information concerning each award made to a named executive officer during fiscal 2015 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or any other property may be received.

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock Awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)
David G. Tacelli			$0	$300,000	$1,200,000	—	—
	08/26/2014	(1)				160,000	$1,649,600
Mark J. Gallenberger			$0	$205,000	$656,000	—	—
	08/26/2014	(1)	—	—	—	100,000	$1,031,000
Pascal Rondé			$0	$161,274	$403,184	—	—
	08/26/2014	(1)	—	—	—	45,000	$463,950

(1)	Represents RSU grants with time-based vesting.
(2)	Computed in accordance with ASC 718.

OUTSTANDING EQUITY AWARDS AT FISCAL 2015 YEAR-END

The following table sets forth information concerning stock options that have not been exercised, RSUs that have not vested and equity incentive plan awards for each of the named executive officers as of July 31, 2015.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
David G. Tacelli					40,000	(2)	$251,600
					80,000	(3)	$503,200
					120,000	(4)	$754,800
					25,000	(5)	$157,250
					160,000	(6)	$1,006,400
Mark J. Gallenberger					27,500	(2)	$179,975
					55,000	(3)	$345,950
					82,500	(4)	$518,925
					12,500	(5)	$78,625
					100,000	(6)	$629,000
Pascal Rondé					28,750	(7)	$180,838
					20,000	(3)	$125,800
					30,000	(4)	$188,700
					7,500	(8)	$47,175
					45,000	(6)	$283,050

(1)	Based on $6.29 per share, the closing price of our common stock on The NASDAQ Global Market on July 31, 2015
(2)	Final installment vested on September 14, 2015
(3)	Vests in two equal installments on August 28, 2015, and August 28, 2016
(4)	Vests in three equal installments on November 21, 2015, 2016 and 2017
(5)	Final installment vests on December 1, 2015
(6)	Vests in four equal installments on August 26, 2015, 2016, 2017 and 2018
(7)	Final installment vests on February 22, 2016.
(8)	Vests in three equal installments on February 26, 2016, 2017, and 2018.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2015

The following table sets forth information concerning the exercise of stock options and the vesting of stock awards during fiscal 2015 for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
David G. Tacelli	—	—	185,000	$1,680,400
Mark J. Gallenberger	—	—	122,500	$1,117,775
Pascal Rondé	—	—	51,250	$456,100

(1)	Value realized upon vesting is based on the closing price of our common stock on The NASDAQ Global Market on the applicable vesting date.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table shows information relating to our compensation plans as of July 31, 2015.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities in first column)
Equity compensation plans approved by security holders	2,199,214	$8.07	4,632,441	*
Equity compensation plans not approved by security holders	—	—	—

Total	2,199,214	$8.07	4,632,441	*

*	Includes 428,916 shares available for issuance under an employee stock purchase plan that is intended to qualify as such under Section 423 of the Internal Revenue Code. In addition to being available for future issuance upon exercise of options that may be granted after July 31, 2015, 4,203,525 shares under the 2010 Stock Plan may be issued in the form of restricted stock, restricted stock units, stock appreciation rights, performance shares or other equity based awards.

DIRECTOR COMPENSATION

Directors who are not our employees receive cash and equity compensation and reimbursement of their travel expenses for attending meetings. The cash compensation is a combination of a retainer and meeting fees. Directors who are not our employees receive a retainer of $30,000 per year, payable on a quarterly basis, a fee of $3,000 for each Board meeting attended, and a fee of $1,500 for each Audit Committee meeting attended, $1,250 for each Compensation Committee meeting attended and $1,000 for each Corporate Governance and Nominating Committee meeting attended. The Chairman of the Board receives an additional $20,000 annual retainer payment, payable on a quarterly basis. The Audit Committee Chairman, the Compensation Committee Chairman and the Corporate Governance and Nominating Committee Chairman receive $3,000, $2,500 and $2,000, respectively, for their attendance at each such committee meeting. In addition the cash compensation, each non-employee director receives a grant of 12,000 RSUs on or around the date of each Annual Meeting of the Shareholders, for annual board membership, all of which vest fully on the first anniversary of the grant date. Employee directors receive no separate, additional compensation for their services as directors.

The Compensation Committee reviews and makes recommendations periodically to the full Board regarding director compensation. The Compensation Committee evaluates the Board’s annual retainer, meeting fees and equity compensation, and compares these to benchmarking data prepared by its independent compensation consultant in prior years using a similar peer group to the peer group listed above for executive compensation under “Compensation of Executive Officers–Compensation Discussion and Analysis–Benchmarking.”

The following table provides compensation information for fiscal 2015 for each director other than David G. Tacelli, whose compensation is disclosed in the Summary Compensation Table on page 39:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Mark S. Ain	$62,500	$96,720	$0	$0	$159,220
Roger W. Blethen	$72,000	$96,720	$0	$0	$168,720
Roger J. Maggs	$56,200	$96,720	$0	$0	$152,919
Bruce R. Wright	$58,000	$96,720	$0	$0	$154,720
Jorge Titinger	$53,750	$96,720	$0	$0	$150,470

(1)	In November 2014, each non-employee director received a grant of 12,000 RSUs, which will vest on November 20, 2015.
(2)	Represents the aggregate grant date fair value of the stock awards granted during fiscal 2015 calculated in accordance with ASC 718, excluding the impact of estimated forfeitures related to service-based vesting conditions. These amounts do not represent actual amounts paid to or realized by the director with respect to these stock awards. For more information regarding the methods and assumptions used in determining compensation expense in accordance with ASC 718, refer to the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2015.
(3)	As of July 31, 2015, non-employee directors had the following option awards and stock awards outstanding:

Name	Aggregate # of Shares Subject to Outstanding Option Awards	Aggregate # of Shares Subject to Outstanding Stock Awards
Mark S. Ain	4,666	12,000
Roger W. Blethen	3,166	12,000
Roger J. Maggs	4,166	12,000
Jorge Titinger	—	12,000
Bruce Wright	—	12,000

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

NASDAQ rules require us to conduct an appropriate review of all related party transactions which are required to be disclosed under Item 404 of Regulation S-K under the Exchange Act. In its charter, the Audit Committee is given responsibility to review and approve any such related party transactions in accordance with our Business Conduct Policy and NASDAQ rules, including review and oversight for potential conflicts of interest.

We review all relationships and transactions known to us in which we and our directors and executive officers or their immediate family members or other related parties are participants to determine whether such persons have direct or indirect material interests. Our Business Conduct and Ethics Policy contains provisions to identify and disclose related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our proxy statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related party transaction, the Audit Committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters the Audit Committee deems appropriate.

During fiscal 2015, no related party transaction requiring disclosure in the proxy statement was identified or submitted to the Audit Committee for approval.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership of our equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Based solely on our review of copies of such filings by our directors, executive officers, and 10% shareholders, or written representations from certain of those persons, we believe that all filings required to be made by those persons during fiscal 2015 were timely made.

SHAREHOLDER PROPOSALS

Shareholder proposals to be submitted for vote at the 2016 Annual Meeting of Shareholders pursuant to Rule 14a-8 promulgated under the Exchange Act must be delivered to us on or before July 7, 2016 for inclusion in the proxy statement for that meeting. In order to minimize controversy as to the date on which we receive a proposal, we suggest that proponents submit their proposals by Certified Mail—Return Receipt Requested. If a shareholder who wishes to present a proposal at the 2016 Annual Meeting of Shareholders that is not intended to be included in the proxy statement for the 2016 Annual Meeting of Shareholders then the shareholder must provide written notice to the Secretary of the Company no later than September 20, 2016 of such non-Rule 14a-8 shareholder proposal. A proposal that is submitted outside of these time periods will not be considered to be timely and, pursuant to Rule 14a-4(c)(1) under the Exchange Act and if a shareholder properly brings the proposal before the

2016 Annual Meeting of Shareholders, the proxies that management solicits for that meeting will have discretionary authority to vote on the shareholder’s proposal. If a shareholder fails to provide timely notice of a proposal to be presented at the 2016 Annual Meeting of Shareholders, the chairman of the meeting may exclude the proposal from being brought before the meeting. If we change the date of the 2016 Annual Meeting of Shareholders so that it falls on a date that is either more than 30 days before or after December 16, 2016, to be considered timely, any written notice of any such non-Rule 14a-8 shareholder proposal will need to be delivered to the Secretary of the Company a reasonable period of time before the date on which proxy materials for the 2016 Annual Meeting of Shareholders are distributed.

Our By-laws set forth the procedures a shareholder must follow to nominate a director for election at a shareholder meeting. Shareholders who wish to nominate a candidate for director at the 2016 Annual Meeting of Shareholders must provide written notice at least 60 days in advance of such meeting to the Secretary of the Company, together with such information concerning the identity, background and experience of the nominee as the Board may require, along with any other information that may be required in a proxy statement soliciting proxies for the election of the nominee as a director of the Company.

OTHER MATTERS

As of this date, our management knows of no business which may properly come before the 2015 Annual Meeting other than that stated in the Notice of Meeting accompanying this proxy statement. Under our By-laws, the deadline for shareholders to notify us of any proposals or director nominations to be presented at the 2015 Annual Meeting has passed. Should any other business arise, proxies given in the accompanying form will be voted in accordance with the discretion of the person or persons voting them.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice and, if applicable, our proxy materials and 2015 annual report to shareholders may have been sent to multiple shareholders in a household. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials and 2015 annual report to any shareholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, the proxy materials and 2015 annual report, shareholders may write, email or call us at: Investor Relations, Xcerra Corporation, 825 University Avenue, Norwood, Massachusetts 02062; or 781-461-1000. If a shareholder is receiving multiple copies of any of these documents and would like to receive only one copy per household, the shareholder should contact his, her or its bank, broker or other nominee record holder. Alternatively, the shareholder may contact us at the above-referenced address or telephone number.

COLIN J. SAVOY, Secretary

November 4, 2015

APPENDIX A

XCERRA CORPORATION

2010 STOCK PLAN, as amended

1.	Purpose

The purpose of this 2010 Stock Plan (the “Plan”) of Xcerra Corporation, a Massachusetts corporation, and formerly known as LTX-Credence Corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.	Eligibility

All of the Company’s employees, officers and directors, as well as consultants and advisors to the Company (as the terms consultant and advisor are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), or any successor form), are eligible to be granted Awards under the Plan. Each person who is granted an Award under the Plan is deemed a “Participant.” “Award” means Options (as defined in Section 5), SARs (as defined in Section 6), Restricted Stock (as defined in Section 7), Restricted Stock Units (as defined in Section 7) and Other Stock-Based Awards (as defined in Section 8).

3.	Administration and Delegation

(a) Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.

(b) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

(c) Awards to Non-Employee Directors. Discretionary Awards to non-employee directors may be granted and administered only by a Committee, all of the members of which are independent directors as defined by Section 5605(a)(2) of the NASDAQ Marketplace Rules, or any successor rules.

4.	Stock Available for Awards

(a) Number of Shares; Share Counting.

(1) Authorized Number of Shares. Subject to adjustment under Section 9, Awards may be made under the Plan for up to 4,800,0001 shares of common stock, $0.05 par value per share, of the Company (the “Common Stock”). In addition, any unissued shares of Common Stock and any unused shares of Common Stock as a result of termination, surrender, cancellation or forfeiture of awards under Credence System Corporation’s 2005 Stock Incentive Plan, as amended and restated, and LTX Corporation’s 2004 Stock Plan (together, the “Existing Plans”) will be available for grant under this Plan, subject, in the case of incentive stock options, to any limits under the Code. As of July 31, 2010, awards with respect to 2,145,091 shares of Common Stock were outstanding under the Existing Plans and an additional 1,180,732 shares of Common Stock were reserved for future issuance.2 If this Plan is approved by the Company’s stockholders, no additional grants will be made under either of the Existing Plans. Any or all of the Awards may be in the form of Incentive Stock Options (as defined in Section 5(b)).

(2) Share Counting. For purposes of counting the number of shares available for the grant of Awards under the Plan and under the sub-limits contained in Sections 4(b), 7(b), 8(b), and 10(h):

(A) all shares of Common Stock covered by SARs shall be counted against the number of shares available for the grant of Awards under the Plan and against the sub-limits listed in the first clause of this Section 4(a)(2); provided, however, that (i) SARs that may be settled only in cash shall not be so counted and (ii) if the Company grants an SAR in tandem with an Option for the same number of shares of Common Stock and provides that only one such Award may be exercised (a “Tandem SAR”), only the shares covered by the Option, and not the shares covered by the Tandem SAR, shall be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Plan;

(B) if any Award (i) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any Common Stock not being issued (including as a result of an SAR that was settleable either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall again be available for the grant of Awards; provided, however, that (1) in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code, (2) in the case of the exercise of an SAR, the number of shares counted against the shares available under the Plan and against the sub-limits listed in the first clause of this Section 4(a)(2) shall be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise, and (3) the shares covered by a Tandem SAR shall not again become available for grant upon the expiration or termination of such Tandem SAR;

(C) shares of Common Stock delivered (either by actual delivery, attestation, or net exercise) to the Company by a Participant to (i) purchase shares of Common Stock upon the exercise of an Award or (ii) satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards; and

(D) shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards.

[1]	On November 26, 2010, the Company’s Board of Directors amended the Plan by reducing by 1,200,000 the number of shares available for awards under the Plan from 6,000,000 plus the Existing Plans (defined herein) to 4,800,000 plus the Existing Plans.
[2]	The number of shares outstanding under the Existing Plans and the number of shares reserved for future issuance have been adjusted to give effect to the 1-for-3 reverse split of the Company’s common stock that was effected on September 30, 2010. The share numbers without giving effect to the 1-for-3 reverse split are 6,435,273 and 3,542,196, respectively.

(b) Sub-limits. Subject to adjustment under Section 9, the following sub-limits on the number of shares subject to Awards shall apply:

(1) Section 162(m) Per-Participant Limit. The maximum number of shares of Common Stock with respect to which Options and SARs may be granted to any Participant under the Plan shall be 500,000 per fiscal year of the Company. The maximum number of shares of Common Stock with respect to which Restricted Stock Awards and Other Stock-Based Awards may be granted to any Participant under the Plan shall be 500,000 per fiscal year of the Company. In addition, in connection with the commencement of a Participant’s employment with the Company, such Participant may be granted Awards of any type with respect to up to an additional 500,000 shares of Common Stock per fiscal year of the Company, which Awards shall not count against the limitations set forth in the two preceding sentences. For purposes of the foregoing limits, the combination of an Option in tandem with an SAR shall be treated as a single Award. The per-Participant limits described in this Section 4(b)(1) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder (“Section 162(m)”).

(2) Limit on Awards to Directors. The maximum number of shares with respect to which Awards may be granted to directors who are not employees of the Company at the time of grant shall be 20% of the maximum number of authorized shares set forth in Section 4(a)(1).

(c) Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a)(1) or any sub-limits contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.

5.	Stock Options

(a) General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option that is not intended to be an Incentive Stock Option shall be designated a “Nonstatutory Stock Option.”

(b) Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of Xcerra Corporation, any of Xcerra Corporation’s parent or subsidiary corporations (as defined in Sections 424(e) or (f) of the Code) at the time of grant, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonstatutory Stock Option.

(c) Exercise Price. The Board shall establish the exercise price of each Option and specify the exercise price in the applicable Option agreement. The exercise price shall be not less than 100% of the fair market value per share of Common Stock as determined by (or in a manner approved by) the Board (“Fair Market Value”) on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date.

(d) Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.

(e) Exercise of Options. Options may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with payment in full (in the manner specified in Section 5(f)) of the exercise price for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

(f) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1) in cash or by check, payable to the order of the Company;

(2) except as may otherwise be provided in the applicable Option agreement or approved by the Board, in its sole discretion, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3) when the Common Stock is registered under the Securities Exchange Act of 1934, as amended (“the Exchange Act”) and to the extent provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their Fair Market Value, provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion, and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4) to the extent provided for in the applicable Nonstatutory Stock Option agreement or approved by the Board in its sole discretion, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of the Option being exercised, less (ii) such number of shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the Fair Market Value on the date of exercise;

(5) to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by payment of such other lawful consideration as the Board may determine; or

(6) by any combination of the above permitted forms of payment.

(g) Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 9): (1) amend any outstanding Option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option, (2) cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option, or (3) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the NASDAQ Stock Market (“NASDAQ”).

(h) No Reload Options. No Option granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional Options in connection with any exercise of the original Option.

(i) Dividend Equivalents. No Option shall provide for the payment or accrual of dividend equivalents.

6.	Stock Appreciation Rights

(a) General. The Board may grant Awards consisting of stock appreciation rights (“SARs”) entitling the holder, upon exercise, to receive an amount of Common Stock or cash or a combination thereof (such form to be determined by the Board) determined by reference to appreciation, from and after the date of grant, in the Fair Market Value of a share of Common Stock over the measurement price established pursuant to Section 6(b). The date as of which such appreciation is determined shall be the exercise date.

(b) Measurement Price. The Board shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price shall not be less than 100% of the Fair Market Value on the date the SAR is granted; provided that if the Board approves the grant of an SAR effective as of a future date, the measurement price shall be not less than 100% of the Fair Market Value on such future date.

(c) Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.

(d) Exercise of SARs. SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with any other documents required by the Board.

(e) Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 9): (1) amend any outstanding SAR granted under the Plan to provide a measurement price per share that is lower than the then-current measurement price per share of such outstanding SAR, (2) cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having an exercise or measurement price per share lower than the then-current measurement price per share of the cancelled SAR, or (3) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of NASDAQ.

7.	Restricted Stock; Restricted Stock Units

(a) General. The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. The Board may also grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time such Award vests (“Restricted Stock Units”) (Restricted Stock and Restricted Stock Units are each referred to herein as a “Restricted Stock Award”).

(b) Terms and Conditions for All Restricted Stock Awards. The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any. Restricted Stock Awards that vest solely based on the passage of time (excluding Awards to non-employee directors) shall be zero percent vested prior to the first anniversary of the date of grant, no more than one-third vested prior to the second anniversary of the date of grant, and no more than two-thirds vested prior to the third anniversary of the date of grant. Restricted Stock Awards that do not vest solely based on the passage of time (excluding Awards to non-employee directors and Performance Awards granted pursuant to Section 10(i)) shall not vest prior to the first anniversary of the date of grant. The two foregoing sentences shall not apply to Restricted Stock Awards and Other Stock-Based Awards granted, in the aggregate, for up to 25% of the maximum number of authorized shares set forth in Section 4(a)(1). Notwithstanding any other provision of the Plan (other than Section 10(i), if applicable), the Board may, either at the time a Restricted Stock Award is made or at any time thereafter, waive its right to repurchase shares of Common Stock (or waive the forfeiture thereof) or remove or modify the restrictions applicable to the Restricted Stock Award, in whole or in part, in the event of the death or disability of the Participant, or a merger, consolidation, sale, reorganization, recapitalization, or change in control of the Company.

(c) Additional Provisions Relating to Restricted Stock.

(1) Dividends. Unless otherwise provided in the applicable Award agreement, any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock (“Accrued Dividends”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Accrued Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying shares of Restricted Stock.

(2) Stock Certificates. Any stock certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant. The Company may require that any stock certificates issued in respect of shares of Restricted Stock, as well as dividends or distributions paid on such Restricted Stock, shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to his or her Designated Beneficiary. “Designated Beneficiary” means (i) the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or (ii) in the absence of an effective designation by a Participant, the Participant’s estate.

(d) Additional Provisions Relating to Restricted Stock Units.

(1) Settlement. Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company one share of Common Stock or (if so provided in the applicable Award agreement) an amount of cash equal to the Fair Market Value of one share of Common Stock. The Board may, in its discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant in a manner that complies with Section 409A of the Code.

(2) Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units.

(3) Dividend Equivalents. The Award agreement for Restricted Stock Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). Dividend Equivalents may be paid currently or credited to an account for the Participant, may be settled in cash and/or shares of Common Stock and may be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which paid, in each case to the extent provided in the Award agreement.

8.	Other Stock-Based Awards

(a) General. Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants (“Other Stock-Based-Awards”). Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine.

(b) Terms and Conditions. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award, including any purchase price applicable thereto. Other Stock-Based Awards that vest solely based on the passage of time (excluding Awards to non-employee directors) shall be zero percent vested prior to the first anniversary of the date of grant, no more than one-third vested prior to the second anniversary of the date of grant, and no more than two-thirds vested prior to the third anniversary of the date of grant. Other Stock-Based Awards that do not vest solely based on the passage of time (excluding Awards to non-employee directors and Performance Awards granted pursuant to Section 10(i)) shall not vest prior to the first anniversary of the date of grant. The two foregoing sentences shall not apply to Restricted Stock Awards and Other Stock-Based Awards granted, in the aggregate, for up to 25% of the maximum number of authorized shares set forth in Section 4(a)(1). Notwithstanding any other provision of the Plan (other than Section 10(i), if applicable), the Board may, either at the time an Other Stock-Based Award is made or at any time thereafter, waive its right to repurchase shares of Common Stock (or waive the forfeiture thereof) or remove or modify the restrictions applicable to the Other Stock-Based Award, in whole or in part, in the event of the death or disability of the Participant, or a merger, consolidation, sale, reorganization, recapitalization, or change in control of the Company.

9.	Adjustments for Changes in Common Stock and Certain Other Events

(a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the share counting rules and sub-limits set forth in Sections 4(a) and 4(b), (iii) the minimum vesting provisions of Restricted Stock Awards and Other Stock-Based Awards set forth in Sections 7(b) and 8(b), (iv) the limitations on Option and SAR acceleration set forth in Section 10(h), (v) the number and class of securities and exercise price per share of each outstanding Option, (vi) the share and per-share provisions and the measurement price of each outstanding SAR, (vii) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award, and (viii) the share and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b) Reorganization and Change in Control Events.

(1) Definitions.

(A) A “Reorganization Event” shall mean: (i) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (ii) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (iii) any liquidation or dissolution of the Company.

(B) A “Change in Control Event” shall mean: (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (a) the then outstanding shares of stock (the “Outstanding Company Common Stock”) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 9(b)(1)(B); (ii) individuals who, as of the date of initial adoption of this Plan by the Board, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of initial adoption of this Plan by the Board whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; (iii) consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a “Corporate Transaction”), in each case, unless, following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their holdings immediately prior to such Corporate Transaction of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting of such corporation except to the extent that such ownership existed prior to the Corporate Transaction and (C) at least a majority of the members of the Board of Directors of the corporation resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction; or (iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(C) “Cause” shall mean any (i) willful failure by the Participant, which failure is not cured within 30 days of written notice to the Participant from the Company, to perform his or her material responsibilities to the Company or (ii) willful misconduct by the Participant which affects the business reputation of the Company. The Participant shall be considered to have been discharged for “Cause” if the Company determines, within 30 days after the Participant’s resignation, that discharge for Cause was warranted.

(2) Consequences of a Reorganization Event on Awards Other than Restricted Stock.

(A) In connection with a Reorganization Event (regardless of whether such event also constitutes a Change in Control Event), the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock on such terms as the Board determines (except to the extent specifically provided otherwise in an applicable Award agreement or another agreement between the Company and the Participant): (i) provide that such Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that all of the Participant’s unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to Participants with respect to each Award held by a Participant equal to (A) the number of shares of Common Stock subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise, measurement or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Award, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 9(b)(2), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

(B) Notwithstanding the terms of Section 9(b)(2)(A), in the case of outstanding Restricted Stock Units that are subject to Section 409A of the Code: (i) if the applicable Restricted Stock Unit agreement provides that the Restricted Stock Units shall be settled upon a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i), and the Reorganization Event constitutes such a “change in control event”, then no assumption or substitution shall be permitted pursuant to Section 9(b)(2)(A)(i) and the Restricted Stock Units shall instead be settled in accordance with the terms of the applicable Restricted Stock Unit agreement; and (ii) the Board may only undertake the actions set forth in clauses (iii), (iv) or (v) of Section 9(b)(2)(A) if the Reorganization Event constitutes a “change in control event” as defined under Treasury Regulation Section 1.409A-3(i)(5)(i) and/or such action is permitted or required by Section 409A of the Code; if the Reorganization Event is not a “change in control event” as so defined or such action is not permitted or required by Section 409A of the Code, and the acquiring or succeeding corporation does not assume or substitute the Restricted Stock Units pursuant to clause (i) of Section 9(b)(2)(A), then the unvested Restricted Stock Units shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefor.

(C) For purposes of Section 9(b)(2)(A)(i), an Award (other than Restricted Stock) shall be considered assumed if, following consummation of the Reorganization Event, such Award confers the right to purchase or receive pursuant to the terms of such Award, for each share of Common Stock subject to the Award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or settlement of the Award to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

(3) Consequences of a Reorganization Event on Restricted Stock. Upon the occurrence of a Reorganization Event (regardless of whether such event also constitutes a Change in Control Event), the repurchase and other rights of the Company with respect to outstanding Restricted Stock shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to such Restricted Stock; provided, however, that the Board may provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, either initially or by amendment.

(4) Consequences of a Change in Control on Awards Other than Restricted Stock. Upon the consummation of a Change in Control Event, except to the extent specifically provided to the contrary in the instrument evidencing any Award other than Restricted Stock or in any other agreement between a Participant and the Company, the right to purchase shares subject to such Award shall continue to become vested in accordance with the original vesting schedule set forth in such Award; provided, however, that each such Award shall be immediately exercisable or realizable in full if, on or prior to the 12 (twelve)-month anniversary of the date of the occurrence of the Change in Control Event, the Participant’s employment or other relationship with the Company or the acquiring or succeeding corporation is terminated without Cause by the Company or the acquiring or succeeding corporation.

(5) Consequences of a Change in Control on Restricted Stock. Upon the consummation of a Change in Control Event, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock or in any other agreement between a Participant and the Company, shares shall continue to become free from conditions or restrictions in accordance with the original schedule set forth for such Restricted Stock. In addition, each such Restricted Stock shall immediately become free from all conditions or restrictions if, on or prior to the 12 (twelve)-month anniversary of the date of the occurrence of the Change in Control Event, the Participant’s employment or other relationship with the Company or the acquiring or succeeding corporation is terminated without Cause by the Company or the acquiring or succeeding corporation.

10.	General Provisions Applicable to Awards

(a) Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option and Awards that are subject to Section 409A of the Code, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that, except with respect to Awards that are subject to Section 409A of the Code, the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if the Company would be eligible to use a Form S-8 under the Securities Act for the registration of the sale of the Common Stock subject to such Award to such proposed transferee; provided further, that the Company shall not be required to recognize any such permitted transfer until such time as such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 10(a) shall be deemed to restrict a transfer to the Company.

(b) Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c) Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d) Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

(e) Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(f) Amendment of Award. Except as otherwise provided in Sections 5(g) and 6(e) with respect to repricings, Sections 7(b), 8(b) and 10(h) with respect to the vesting of Awards, Section 10(i) with respect to Performance Awards, or Section 11(d) with respect to actions requiring stockholder approval, the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 9.

(g) Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously issued or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h) Acceleration.

(1) Restricted Stock Awards and Other Stock-Based Awards. The Board may, at any time, provide that a Restricted Stock Award or Other Stock-Based Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be, subject to the limitations provided in Sections 7(b) and 8(b).

(2) Options and Stock Appreciation Rights. With respect to any Option or SAR, the Board may, in its discretion, either at the time an Option or an SAR is granted or at any time thereafter, provide that such Option or SAR shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be (collectively, “accelerated”), (A) upon the death or disability of the Participant, (B) upon a merger, consolidation, sale, reorganization, recapitalization, or change in control of the Company, or (C) in any other circumstance, provided that the number of Options and SARs that may be accelerated, together with any Restricted Stock Awards and Other Stock-Based Awards that do not satisfy the minimum vesting provisions in Sections 7(b) and 8(b), respectively, may not in the aggregate exceed 25% of the maximum number of authorized shares available for issuance under the Plan as set forth in Section 4(a).

(i) Performance Awards.

(1) Grants. Restricted Stock Awards and Other Stock-Based Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 10(i) (“Performance Awards”). Subject to Section 10(i)(4), no Performance Awards shall vest prior to the first anniversary of the date of grant.

(2) Committee. Grants of Performance Awards to any Covered Employee (as defined below) intended to qualify as “performance-based compensation” under Section 162(m) (“Performance-Based Compensation”) shall be made only by a Committee (or a subcommittee of a Committee) comprised solely of two or more directors eligible to serve on a committee making Awards qualifying as “performance-based compensation” under Section 162(m). In the case of such Awards granted to Covered Employees, references to the Board or to a Committee shall be treated as referring to such Committee (or subcommittee). “Covered Employee” shall mean any person who is, or whom the Committee, in its discretion, determines may be, a “covered employee” under Section 162(m)(3) of the Code.

(3) Performance Measures. For any Award that is intended to qualify as Performance-Based Compensation, the Committee shall specify that the degree of granting, vesting and/or payout shall be subject to the achievement of one or more objective performance measures established by the Committee, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following, which may be determined pursuant to generally accepted accounting principles (“GAAP”) or on a non-GAAP basis, as determined by the Committee: earnings, return on average equity or average assets, revenue, expenses, regulatory compliance, pre-tax or after-tax income, economic value added, net income, earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, operating profit before or after discontinued operations and/or taxes, sales, sales growth, earnings growth, cash flow or cash position, gross margins, stock price, market share, return on sales, assets, equity or investment, improvement of financial ratings, achievement of balance sheet or income statement objectives or total stockholder return. Such goals may reflect absolute entity or business unit performance, per-share performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee may specify that such performance measures shall be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, (vi) fluctuation in foreign currency exchange rates, and (vi) charges for restructuring and rationalization programs. Such performance measures: (i) may vary by Participant and may be different for different Awards; (ii) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Committee; and (iii) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Awards that are not intended to qualify as Performance-Based Compensation may be based on these or such other performance measures as the Board may determine.

(4) Adjustments. Notwithstanding any provision of the Plan, with respect to any Performance Award that is intended to qualify as Performance-Based Compensation, the Committee may adjust downwards, but not upwards, the cash or number of shares payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance measures except in the case of the death or disability of the Participant or a change in control of the Company.

(5) Other. The Committee shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for Performance-Based Compensation.

11.	Miscellaneous

(a) No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.

(c) Effective Date and Term of Plan. The Plan shall become effective on the date the Plan is approved by the Company’s stockholders (the “Effective Date”). No Awards shall be granted under the Plan after the expiration of 10 years from the Effective Date, but Awards previously granted may extend beyond that date.

(d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until the Company’s stockholders approve such amendment in the manner required by Section 162(m); (ii) no amendment that would require stockholder approval under the rules of NASDAQ may be made effective unless and until the Company’s stockholders approve such amendment; and (iii) if NASDAQ amends its corporate governance rules so that such rules no longer require stockholder approval of “material amendments” to equity compensation plans, then, from and after the effective date of such amendment to the NASDAQ rules, no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 4(c) or 9), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless and until the Company’s stockholders approve such amendment. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 11(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan unless the Award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the date of grant and (ii) it may not be exercised or settled (or otherwise result in the issuance of Common Stock) prior to such stockholder approval.

(e) Authorization of Sub-Plans (Including for Grants to Non-U.S. Employees). The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

(f) Compliance with Section 409A of the Code. Except as provided in individual Award agreements initially or by amendment, if and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and (ii) the Participant is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A of the Code) (the “New Payment Date”), except as Section 409A of the Code may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not to satisfy the conditions of that section.

(g) Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.

(h) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the Commonwealth of Massachusetts.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern time, on December 15, 2015.

Vote by Internet

• Go to www.envisionreports.com/XCRA

• Or scan the QR code with your smartphone

• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

 A  Proposals — The Board of Directors recommends a vote FOR each of the director nominees listed and FOR Proposals 2, 3 and 4.

1. To elect two Class II Directors, each to serve as members of the Board of Directors for three-year terms:

+
	For	Against	Abstain		For	Against	Abstain

01 - Roger W. Blethen	☐	☐	☐	02 - Roger J. Maggs	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	To approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement, including the disclosures under the heading “Compensation Discussion and Analysis,” the compensation tables, and any related materials included in the proxy statement.	☐	☐	☐	3.	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for its fiscal year ending July 31, 2016.	☐	☐	☐

4.	To re-approve the Company’s 2010 Stock Plan for purposes of Section 162(m) of the Internal Revenue Code.	☐	☐	☐

 B  Non-Voting Items

Change of Address — Please print new address below.

 C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

¢	1UP X	+

027GGA

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — XCERRA CORPORATION

825 University Avenue

Norwood, MA 02062

PROXY FOR 2015 ANNUAL MEETING OF SHAREHOLDERS

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints David G. Tacelli and Mark J. Gallenberger or either of them as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated on this card all of the shares of common stock of Xcerra Corporation (the “Company”) held of record by the undersigned on October 22, 2015, at the Annual Meeting of Shareholders to be held on December 16, 2015, and any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all the director nominees listed and FOR Proposals 2, 3 and 4. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes. However, you must sign and return this card to assure representation of your shares.

Your vote is important. Please vote immediately. If you vote over the Internet or by telephone, please do not mail your card.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE